Exhibit 2.4

GEOPARK LIMITED

as Issuer

and

THE BANK OF NEW YORK MELLON

as Trustee, Registrar, Transfer Agent and Paying Agent

Indenture

Dated as of January 31, 2025

8.750% Senior Notes due 2030

i

Section 11.02	Notices	87
Section 11.03	Certificate and Opinion as to Conditions Precedent	89
Section 11.04	Statements Required in Certificate or Opinion	89
Section 11.05	Payment Date Other Than A Business Day	90
Section 11.06	Governing Law, Etc.	90
Section 11.07	Currency Conversion	91
Section 11.08	No Adverse Interpretation of Other Agreements	92
Section 11.09	Successors	92
Section 11.10	Duplicate Originals	92
Section 11.11	Separability	93
Section 11.12	Table of Contents and Headings	93
Section 11.13	No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders	93
Section 11.14	Patriot Act	93
Section 11.15	Force Majeure	93

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Supplemental Indenture
EXHIBIT C	Form of Note Guarantee Agreement
EXHIBIT D	Restricted Legend
EXHIBIT E	DTC Legend
EXHIBIT F	Regulation S Legend
EXHIBIT G	Regulation S Certificate
EXHIBIT H	Rule 144A Certificate

INDENTURE, dated as of January 31, 2025, among GeoPark Limited, an exempted company incorporated under the laws of Bermuda, as Issuer and The Bank of New York Mellon, as Trustee, Registrar, Transfer Agent and Paying Agent.

RECITALS

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of up to US$550,000,000 aggregate principal amount of the Issuer’s 8.750% Senior Notes due 2030, and, if and when issued, any additional notes as provided herein (the “Additional Notes” and collectively, the “Notes”).  All things necessary to make this Indenture a valid agreement of the Issuer, in accordance with its terms, have been done, and the Issuer has done all things necessary to make the Notes (in the case of the Additional Notes, when duly authorized), when executed by the Issuer and authenticated and delivered by the Trustee and duly issued by the Issuer, the valid obligations of the Issuer as hereinafter provided.

THIS INDENTURE WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

Article 1

Definitions And Incorporation By Reference

Section 1.01Definitions.

“Acquired Debt” means Debt of a Person existing at the time the Person merges with or into or becomes a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.  Acquired Debt will be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or a Restricted Subsidiary or at the time such Debt is assumed in connection with the acquisition of assets from such Person.

“Additional Amounts” has the meaning set forth in Section 4.21.

“Additional Assets” means:

(1)any property or assets (other than Debt and Capital Stock) to be used by the Issuer or a Restricted Subsidiary engaged in a Permitted Business; or

(2)the Capital Stock of a Person engaged in a Permitted Business that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, Transfer Agent, Paying Agent or Authenticating Agent.

“Agent Member” means a member of, or a participant in, the Depositary.

“Asset Sale” means any sale, lease, transfer or other disposition (including a Sale and Leaseback Transaction) of any assets by the Issuer or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1)a disposition to the Issuer or a Restricted Subsidiary, including the sale or issuance by the Issuer or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Issuer or any Restricted Subsidiary;

(2)the disposition by the Issuer or any Restricted Subsidiary in the ordinary course of business of (i) cash and cash management investments, (ii) inventory and other goods or assets held for sale, (iii) damaged, surplus, worn out or obsolete assets or other obsolete assets or other property which is uneconomical and no longer useful for the Issuer or any Restricted Subsidiary, (iv) rights granted to others pursuant to leases or licenses or (v) any property, rights or assets upon expiration in accordance with the terms of any concession;

(3)the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(4)a transaction covered by Article 5 or any disposition that constitutes a Change of Control;

(5)a Restricted Payment permitted under Section 4.08 or a Permitted Investment;

(6)the issuance of Disqualified or Preferred Stock pursuant to Section 4.07;

(7)the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

(8)the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(9)the farm-out pursuant to a Farm-Out Agreement, lease or sub-lease of developed or undeveloped Oil and Gas Properties owned or held by the Issuer or any Restricted Subsidiary in exchange for Oil and Gas Properties owned or held by another Person;

(10)any Production Payments and Reserve Sales; provided that all such Production Payments and Reserve Sales (other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services) either (i) are made in the ordinary course of business in an aggregate amount at any time outstanding that shall not exceed US$500 million, or (ii) will have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 180 days after the acquisition of, the Oil and Gas Properties that are subject thereto;

(11)the sale or other disposition (regardless of whether in the ordinary course of business) of Oil and Gas Properties; provided that, at the time of such sale or other disposition, such properties do not have attributed to them any proved or possible reserves;

(12)any disposition in a transaction or series of related transactions of assets with a fair market value of less than US$20.0 million (or the equivalent in other currencies);

(13)the lease, assignment or sublease of any real or personal property in the ordinary course of business; and

(14)any disposition of Capital Stock, Debt or other securities of an Unrestricted Subsidiary.

“Authenticating Agent” refers to a Person engaged to authenticate the Notes in the stead of the Trustee.

“Authorized Agent” has the meaning assigned to such term in Section 11.06(c).

“Average Life” means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Board of Directors” means, with respect to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or any day on which banking institutions are authorized or required by law, regulation or executive order to close in New York City, New York.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with IFRS, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests, membership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Cash Equivalents” means:

(1)United States dollars, Euros, Argentine pesos or Colombian pesos or money in other currencies received in the ordinary course of business;

(2)U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition;

(3)(i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of US$500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s;

(4)repurchase obligations with a term of not more than seven days for underlying securities of the type described in paragraphs (2) and (3), above entered into with any financial institution meeting the qualifications specified in paragraph (3) above;

(5)commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within six months after the date of acquisition;

(6)(i) marketable direct obligations issued or unconditionally guaranteed by Chile, (ii) time deposits or certificates of deposit in Euros, Argentine pesos, Colombian pesos or US dollars of a Spanish, Argentine or Colombian bank (other than any affiliate of the Issuer, as the case may be), as the case may be, the commercial paper or other short-term unsecured debt obligations of which (or in the case of a bank that is the principal subsidiary of a holding company, the holding company) are rated the highest rating of any Spanish, Argentine or Colombian bank, but in no event less than the short-term rating of A-2 by S&P or P-2 by Moody’s, and maturing within 90 days (unless the short-term rating is not less than A-1 by S&P or P-1 by Moody’s in which case maturing within one year from the date of acquisition thereof by the Issuer or a Restricted Subsidiary), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in paragraph (i) above entered into with a bank (other than any affiliate of the Issuer) meeting the qualifications described in clause (ii) above, or (iv) commercial paper of a Spanish, Argentine or Colombian issuer (other than any Affiliate of the Issuer) the long-term unsecured debt obligations of which are rated the highest rating of a Spanish, Argentine or Colombian issuer, but in no event less than the equivalent short-term rating of A-2 by S&P or P-2 by Moody’s, and maturing within 90 days (unless the short-term rating is not less than A-1 by S&P or P-1 by Moody’s, in which case maturing within one year from the date of acquisition thereof by the Issuer or a Restricted Subsidiary);

(7)money market funds at least 95% of the assets of which consist of investments of the type described in paragraphs (1) through (6) above; or

(8)substantially similar investments of comparable credit quality to paragraph (1) through (7) above, denominated in the currency of any jurisdiction in which the Issuer or any Restricted Subsidiary conducts business, of issuers whose country’s credit rating is at least “BBB- ” (or the then equivalent grade) by S&P and the equivalent rating by Moody’s.

“Certificated Note” means a Note in registered individual form without interest coupons.

“Change of Control” means:

(1)the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person, other than a Permitted Holder, the Issuer or one of the Issuer’s Subsidiaries;

(2)the consummation of any transaction (including without limitation, any consolidation, amalgamation or merger) the result of which is that (x) any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a Permitted Holder) becomes the “beneficial owner” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Issuer, measured by voting power rather than number of shares; or

(3)the adoption of a plan relating to the liquidation or dissolution of the Issuer.

“Company Order” means a written request or order signed in the name of the Issuer by an Officer.

“Consolidated Interest Charges” means, for any period, the sum of:

(1)Interest Expense for such period; and

(2)the product of

(A)cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified or Preferred Stock of the Issuer or a Restricted Subsidiary, except for dividends payable in the Issuer’s Qualified Stock or paid to the Issuer or to a Restricted Subsidiary, and

(B)a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Issuer and the Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in conformity with IFRS, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1)the net income (but not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the lesser of

(A)the dividends or other distributions actually paid in cash to the Issuer or any of the Restricted Subsidiaries (subject to paragraph (3) below) by such Person during such period, and

(B)the Issuer’s pro rata share of such Person’s net income earned during such period;

(2)any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(3)the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4)any net after-tax gains or losses attributable to Asset Sales or the extinguishment of Debt;

(5)any net after-tax extraordinary gains or losses; and

(6)the cumulative effect of a change in accounting principles.

In calculating the aggregate net income (or loss) of the Issuer and the Restricted Subsidiaries on a consolidated basis, income attributable to Unrestricted Subsidiaries will be excluded altogether.

“Consolidated Tangible Assets” means, for the Issuer and the Restricted Subsidiaries, at any time, the total consolidated assets of the Issuer and the Restricted Subsidiaries as set forth on the balance sheet as of the most recent fiscal quarter, less any assets that would be treated as intangible assets on such balance sheet in accordance with IFRS.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of the execution of this instrument is located at 240 Greenwich Street, 7E, New York, New York 10286, Attention: Global Corporate Trust Administration - GeoPark, or such other address as the Trustee may designate from time to time by notice to the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Issuer).

“Credit Facilities” means one or more credit facilities with banks or other lenders providing for revolving credit loans or term loans or the issuance of letters of credit or bankers’ acceptances or the like, or other instruments or agreements evidencing any other Debt, in each case, as amended, supplemented, modified, waived, extended, restructured, repaid, renewed, refinanced, restated, replaced (whether or not upon termination, and whether with the original lenders or otherwise) or refunded in whole or in part from time to time.

“Debt” means, with respect to any Person, without duplication:

(1)all indebtedness of such Person for borrowed money;

(2)all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid in 10 Business Days;

(4)all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as financial liabilities under IFRS, excluding trade payables arising in the ordinary course of business;

(5)all obligations of such Person as lessee under Capital Leases;

(6)all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(7)all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and

(8)all obligations of such Person under Hedging Agreements.

The amount of Debt of any Person will be deemed to be:

(A)with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(B)with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

(C)with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(D)with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person; and

(E)otherwise, the outstanding principal amount thereof.

The following obligations shall not be deemed to be Debt for any purpose:

(a)Obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of its Incurrence; (b) customer deposits and advance payments received from customers in the ordinary course of business, including without limitation Production Payments and Reserve Sales; (c) accrued expenses, royalties and trade accounts payable arising in the ordinary course of business; (d) any indebtedness which has been defeased in accordance with IFRS or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness; (e) oil or natural gas balancing liabilities incurred in the ordinary course of business and consistent with past practice; (f) any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or natural gas property; (g) indebtedness arising in whole or in part as a result of the disposition and reversion of Oil and Gas Properties where the counterparty to such disposition agrees to bear costs and expenses related to the exploration, development, completion or production of such properties and activities related thereto and upon the occurrence of a specified event or events all or a portion of such counterparty’s interest in such Oil and Gas Properties reverts to the Issuer or any Restricted Subsidiary; (h) obligations in respect of surety and bonding requirements of the Issuer and its Restricted Subsidiaries; (i) any obligations under Hedging Agreements; provided that such Hedging Agreements are entered into for bona fide hedging purposes of the Issuer or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Issuer, whether or not accounted for as a hedge in accordance with IFRS) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of the Issuer or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Debt of the Issuer or its Restricted Subsidiaries incurred without violation of the Indenture; and (j) any obligation arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Debt) incurred by any Person in connection with the acquisition or disposition of assets.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means the depositary of each Global Note, which will initially be DTC.

“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are:

(1)required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the Notes for consideration other than Qualified Equity Interests, or

(2)convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;

provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an Asset Sale or Change of Control occurring prior to the Stated Maturity of the Notes if those provisions:

(A)are no more favorable to the Holders than Section 4.12 and Section 4.13, and

(B)specifically state that repurchase or redemption pursuant thereto will not be required prior to the Issuer’s repurchase of the Notes as required by this Indenture.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with IFRS, together with all undertakings and obligations in connection therewith.

“DTC” means The Depository Trust Company, a New York corporation, and its successors.

“DTC Legend” means the legend set forth in Exhibit E.

“EBITDA” means, for any period, the sum of:

(1)Consolidated Net Income; plus

(2)Consolidated Interest Charges, to the extent deducted in calculating Consolidated Net Income; plus

(3)consolidated financial costs, other than Consolidated Interest Charges; plus

(4)consolidated foreign exchange gain or losses, plus

(5)all unrealized gains or losses in connection with Hedging Agreement or other derivative instruments; plus

(6)to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Issuer and the Restricted Subsidiaries in conformity with IFRS:

(A)income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales or extraordinary gains or losses;

(B)depreciation, amortization and all other non-cash items (such as write-offs, impairments and share based payments) reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income; and

(C)all non-recurring losses (and minus all non-recurring gains);

provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income, plus

(7)net after-tax losses attributable to Asset Sales, and net after-tax extraordinary losses, to the extent reducing Consolidated Net Income.

“Electronic Means” means the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Equity Offering” means an offering for cash, after the Issue Date, of Qualified Stock of the Issuer or of any direct or indirect parent of the Issuer (to the extent the proceeds thereof are contributed to the common equity of the Issuer).

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Excess Proceeds” has the meaning assigned to such term in Section 4.13.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Subsidiary” means (i) each Wholly-Owned Restricted Subsidiary that is prohibited from providing a Note Guarantee by any requirement of law or that would require consent, approval, license or authorization of a governmental authority to provide a Note Guarantee as determined in good faith by the Board of Directors of the Issuer whose determination will be conclusive and evidenced by a Board Resolution, (ii) each Wholly-Owned Restricted Subsidiary that is prohibited by any applicable contractual requirement from providing a Note Guarantee on the Issue Date or at the time such Restricted Subsidiary becomes a Wholly-Owned Restricted Subsidiary (to the extent not incurred in connection with becoming a Restricted Subsidiary and in each case for so long as such restriction or any replacement or renewal thereof is in effect), and (iii) any Unrestricted Subsidiary.

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interests therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Farm-Out Agreement” means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“Fitch” means Fitch Inc. and its successors.

“GeoPark Argentina” means GeoPark Argentina S.A., incorporated under the laws of Argentina.

“GeoPark Colombia” means GeoPark Colombia S.A.S., incorporated under the laws of Colombia.

“GeoPark Spain” means GeoPark Colombia, S.L.U. a unipersonal private limited company (sociedad limitada unipersonal) incorporated under the laws of Spain.

“Global Note” means a Note in registered global form without interest coupons.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Initial Guarantors and each Person that executes a supplemental indenture in the form of Exhibit B to this Indenture or a Note Guarantee Agreement, pursuant to which such Person provides a Note Guarantee in accordance with Article 10 and agrees to be bound by the terms of this Indenture as a Guarantor, or any successor thereto pursuant to Article 5, in each case, unless and until such Guarantor is released from its Note Guarantee pursuant to this Indenture.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates, (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates, or (iii) any puts, cap transactions, floor transactions, collar transactions, forward contract, commodity swap agreement, commodity futures agreements or other similar agreement designed to protect against fluctuations in the prices of commodities related to the Oil and Gas Business (including, without limitation, oil, gas and methanol).

“Holder” or “Noteholder” means the registered holder of any Note.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, natural gas liquids, and all constituents, elements or compounds thereof and products refined or processed therefrom.

“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board as in effect from time to time.

“Immediate Family Member” means any relationship by blood, marriage, domestic partnership or adoption, no more remote than a first cousin.

“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock.  If any Person becomes a Restricted Subsidiary on any date after the date of this Indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of Section 4.07, but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.13.  The accretion of original issue discount or payment of interest in kind will not be considered an Incurrence of Debt.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting firm, appraisal firm, investment banking firm or consultant that is, in the judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

“Initial Guarantors” means GeoPark Argentina, GeoPark Colombia and GeoPark Spain.  Each of the Initial Guarantors shall execute and deliver to the Trustee a Note Guarantee Agreement on the Issue Date.

“Initial Notes” means the Notes issued on the Issue Date and any Notes issued in replacement thereof.

“Initial Purchasers” means the initial purchasers party to a purchase agreement with the Issuer relating to the sale of the Initial Notes or Additional Notes by the Issuer, as the case may be.

“Interest Coverage Ratio” means, on any date (the “transaction date”), the ratio for the Issuer of:

(1)the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to

(2)the aggregate Consolidated Interest Charges during such reference period.

In making the foregoing calculation,

(A)pro forma effect will be given to any Debt, Disqualified Stock or Preferred Stock Incurred during or after the reference period to the extent the Debt is outstanding or is to be Incurred on the transaction date as if the Debt, Disqualified Stock or Preferred Stock had been Incurred on the first day of the reference period;

(B)pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Agreement applicable to the Debt if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;

(C)Consolidated Interest Charges related to any Debt, Disqualified Stock or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for consolidated interest expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded;

(D)pro forma effect will be given to:

(i)the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(ii)the acquisition or disposition of companies, divisions or lines of businesses by the Issuer and the Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and

(iii)the discontinuation of any discontinued operations but, in the case of Consolidated Interest Charges, only to the extent that the obligations giving rise to the Consolidated Interest Charges will not be obligations of the Issuer or any Restricted Subsidiary following the transaction date that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period.  To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Interest Expense” means, for any period, the consolidated interest expense of the Issuer and the Restricted Subsidiaries, net of any consolidated interest income of the Issuer and the Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Issuer or the Restricted Subsidiaries, without duplication, (i) interest expense attributable to Sale and Leaseback Transactions, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Hedging Agreements (including the amortization of fees), and (vii) any of the above expenses with respect to Debt of another Person Guaranteed by, the Issuer or any of the Restricted Subsidiaries, as determined on a consolidated basis and in accordance with IFRS.

“Interest Payment Date” means each January 31 and July 31 of each year, commencing on July 31, 2025.

“Investment” means:

(1)any direct or indirect advance, loan or other extension of credit to another Person,

(2)any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

(3)any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4)any Guarantee of any obligation of another Person.

If the Issuer or any Restricted Subsidiary (i) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Issuer, or (ii) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of this Indenture, all remaining Investments of the Issuer and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time.

“Investment Grade” means BBB- or higher by S&P, Baa3 or higher by Moody’s and BBB- or higher by Fitch, or the equivalent of such ratings by another Rating Agency.

“Issue Date” means the date on which the Initial Notes are originally issued under this Indenture.

“Issuer” means GeoPark Limited or any successor obligor under this Indenture and the Notes pursuant to Article 5.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of:

(1)brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers;

(2)provisions for taxes as a result of such Asset Sale without regard to the consolidated results of operations of the Issuer and the Restricted Subsidiaries;

(3)payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

(4)appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Net Leverage Ratio” means, on any date (the “transaction date”), the ratio of:

(1)(i) the sum of the Debt of the Issuer and the Restricted Subsidiaries (other than Hedging Agreements) minus (ii) the aggregate amount of cash and Cash Equivalents held by the Issuer and the Restricted Subsidiaries, to

(2)the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”).

In making the foregoing calculation:

(A)any Debt, Disqualified Stock or Preferred Stock to be repaid or redeemed on the transaction date will be excluded; and

(B)pro forma effect will be given to:

(i)the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(ii)the acquisition or disposition of companies, divisions or lines of businesses by the Issuer and the Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period,

(iii)the discontinuation of any discontinued operations, and

(iv)such pro forma adjustments to (1) and (2) as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Interest Coverage Ratio, that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period.  To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Non-U.S. Person” means a Person that is not a U.S. person, as defined in Regulation S.

“Non-Recourse Debt” means Debt as to which none of the Issuer or any Restricted Subsidiary provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any Restricted Subsidiary.

“Notes” has the meaning assigned to such term in the Recitals.

“Note Guarantee” means a Guarantee of the obligations of the Issuer under the Notes and this Indenture by a Guarantor in accordance with Article 10 of this Indenture, as evidenced by a supplemental indenture in the form of Exhibit B to this Indenture or a Note Guarantee Agreement.  For avoidance of doubt, any and all references in this Indenture or the Notes to any Guarantor’s “Note Guarantee” shall be deemed to include the supplemental indenture or Note Guarantee Agreement, as applicable, providing for such Note Guarantee.

“Note Guarantee Agreement” means an agreement in the form of Exhibit C pursuant to which such Person provides a Note Guarantee in accordance with Article 10 and agrees to be bound by the terms of this Indenture as a Guarantor.

“OECD Country” means any member country of the Organisation for Economic Co-operation and Development.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, Additional Amounts, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Offering Memorandum” means the Preliminary Offering Memorandum dated January 21, 2025 and the Final Offering Memorandum dated January 28, 2025, in each case relating to the Initial Notes.

“Offer to Purchase” has the meaning assigned to such term in Section 3.06.

“Officer” means, with respect to any Person, the chairman of the Board of Directors, the president or chief executive officer, any director, the principal financial officer, the principal legal officer, the treasurer or any assistant treasurer, the principal accounting officer, controller, or the secretary or any assistant secretary, of such Person, or any Person otherwise authorized to act as legal representative or attorney-in-fact on behalf of such Person.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Officers of such Person, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, or by any other officer and either an assistant treasurer or an assistant secretary of such Person, and delivered to the Trustee.

“Offshore Global Note” means a Global Note representing Notes issued and sold pursuant to Regulation S.

“Oil and Gas Business” means:

(1)the business of acquiring, exploring, exploiting, developing, producing, operating, marketing, transporting and disposing of interests in Oil and Gas Properties or products produced in association with any of the foregoing;

(2)any business relating to oil and gas field sales and service; and

(3)any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (3) of this definition.

“Oil and Gas Properties” means all properties, including without limitation, equity or other ownership interests directly or indirectly therein, and any interests in any concession or license to explore or produce oil, natural gas, other Hydrocarbons and minerals.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Issuer (except as otherwise provided in this Indenture), obtained at the expense of the Issuer, or the surviving or transferee Person or a Restricted Subsidiary, and who is reasonably acceptable to the Trustee.

“Paying Agent” means the party named as such in the first paragraph of this Indenture and its successors and assigns, and any other Person authorized by the Issuer to make the payments hereunder in respect of the Notes.

“Permitted Debt” has the meaning assigned to such term in Section 4.07(b).

“Permitted Business” means the Oil and Gas Business.

“Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, in each case as determined by the Issuer, including Investments or expenditures for actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other Hydrocarbons and minerals or Oil and Gas Properties (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfying other objectives customarily achieved through the conduct of the Oil and Gas Business independently or jointly with third parties, including without limitation, (a) ownership of interests in Oil and Gas Properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real or personal property interests (including intellectual property), either directly or indirectly, including through entities the primary business of which is to own or operate any of the foregoing; (b) the entry into and Investments in the form of or pursuant to operating agreements, concession agreements, joint venture agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business; and (c) direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

“Permitted Holders” means James F.  Park and his Immediate Family Members or the former spouses (including widows and widowers), heirs or lineal descendants of any of the foregoing and any Affiliate of the foregoing.

“Permitted Investments” means:

(1)any Investment in the Issuer or in a Restricted Subsidiary that is engaged in a Permitted Business;

(2)any Investment in Cash Equivalents;

(3)any Investment by the Issuer or any Subsidiary of the Issuer in a Person, if as a result of such Investment,

(A)such Person becomes a Restricted Subsidiary engaged in a Permitted Business, or

(B)such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary engaged in a Permitted Business;

(4)Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with Section 4.13;

(5)Hedging Agreements otherwise permitted under this Indenture;

(6)(i) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(7)Permitted Business Investments;

(8)payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, officers and employees, in each case in the ordinary course of business, not in excess of US$1.0 million (or the equivalent in other currencies) outstanding at any time;

(9)extensions of credit to customers and suppliers in the ordinary course of the Oil and Gas Business;

(10)guarantees of performance or other obligations (other than Debt) arising in the ordinary course of the Permitted Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses, concession or operating leases related to the Permitted Business;

(11)Investments in Unrestricted Subsidiaries not to exceed the greater of US$125.0 million (or the equivalent in other currencies) or 20% of Consolidated Tangible Assets; and

(12)in addition to Investments listed above, other Investments not to exceed the greater of US$100.0 million (or the equivalent in other currencies) or 10.0% of Consolidated Tangible Assets.

“Permitted Liens” means:

(1)Liens existing on the Issue Date;

(2)Liens securing the Notes or any Note Guarantee;

(3)Liens securing Obligations under or with respect to Credit Facilities of the Issuer or any Guarantor or any Debt of a Restricted Subsidiary that is not a Guarantor, in the aggregate not to exceed the amount of Debt permitted under Section 4.07(b)(i);

(4)pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing Debt;

(5)Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;

(6)Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings;

(7)Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(8)survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of the Issuer and the Restricted Subsidiaries;

(9)licenses or leases or subleases as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(10)customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(11)Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(12)options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(13)judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists as a result thereof;

(14)Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred under Section 4.07(a) or Section 4.07(b)(vii) or Section 4.07(b)(ix), in each case, for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property (including, for the avoidance of doubt, Equity Interests, improvements, or improvements on property consisting of undeveloped land) and which attach within 180 days after the date of such acquisition, purchase or the completion of construction or improvement;

(15)Liens on property of a Person at the time such Person becomes a Restricted Subsidiary, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Issuer or any Restricted Subsidiary;

(16)Liens on property at the time the Issuer or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Issuer or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Issuer or any Restricted Subsidiary;

(17)Liens securing Debt or other obligations of the Issuer or a Restricted Subsidiary to the Issuer, or a Restricted Subsidiary;

(18)Liens securing Hedging Agreements that are incurred in the ordinary course of business and not for speculation;

(19)any Lien on the Capital Stock of an Unrestricted Subsidiary;

(20)extensions, renewals or replacements of any Liens referred to in paragraphs (1), (2), (14) or (15) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of Permitted Refinancing Debt, the amount secured by such Lien is not increased;

(21)Liens in respect of Production Payments and Reserve Sales;

(22)Liens on pipelines and pipeline facilities that arise by operation of law;

(23)Liens arising under joint venture agreements, partnership agreements, oil and gas leases or subleases, assignments, purchase and sale agreements, division orders, contracts for the sale, purchasing, processing, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, development agreements, area of mutual interest agreements, licenses, sublicenses, net profits interests, participation agreements, Farm-Out Agreements, Farm-In Agreements, carried working interest, joint operating, unitization, royalty, sales and similar agreements relating to the exploration or development of, or production from, Oil and Gas Properties entered into in the ordinary course of business in a Permitted Business;

(24)Liens reserved in oil and gas mineral leases for bonus, royalty or rental payments and for compliance with the terms of such leases;

(25)Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of a Permitted Business for exploration, drilling, development, production, processing, transportation, marketing, storing, abandonment or operation;

(26)Liens arising out of governmental concessions or licenses (including under contracts with governmental entities or agencies for technical evaluation or exploration and development rights of oil and natural gas fields) held by the Issuer or a Restricted Subsidiary; and

(27)other Liens securing obligations in an aggregate amount not exceeding the greater of (x) US$150.0 million (or the equivalent in other currencies) or (y) 15.0% of Consolidated Tangible Assets.

For the avoidance of doubt, Liens or deposits required by any contract or statute or other regulatory requirements in order to permit the Issuer or a Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial progress, advance or any other payments to the Issuer or any Restricted Subsidiary by a governmental entity or any department, agency or instrumentality thereof pursuant to the provisions of any contract or statute shall not be deemed to create Debt secured by Liens.

“Permitted Refinancing Debt” has the meaning assigned to such term in Section 4.07.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“principal” of any Debt means the principal amount of such Debt, (or if such Debt was issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt), together with, unless the context otherwise indicates, any premium then payable on such Debt.

“Production Payments and Reserve Sales” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Rating Agencies” means each of S&P, Moody’s and Fitch; provided, that if either S&P, Moody’s or Fitch shall cease issuing a rating on the Notes for reasons outside the control of the Issuer may select a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Issuer as a replacement agency for S&P, Moody’s or Fitch, as the case may be.

“refinance” has the meaning assigned to such term in Section 4.07.

“Register” has the meaning assigned to such term in Section 2.09.

“Registrar” means the party named as such in the first paragraph of this Indenture or such other Person engaged to maintain the Register.

“Regular Record Date” for the interest payable on any Interest Payment Date means the January 29 or July 29 (whether or not a Business Day) next preceding such Interest Payment Date.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Legend” means the legend set forth in Exhibit F.

“Regulation S Certificate” means a certificate substantially in the form of Exhibit G hereto.

“Related Party Transaction” has the meaning assigned to such term in Section 4.14(a).

“Relevant Date” means, with respect to any payment on a Note, whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received in New York City, New York by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect has been given to the Holders in accordance with this Indenture.

“Responsible Officer” means, with respect to the Trustee, any officer assigned to the Global Corporate Trust Administration Unit (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.01(c)(2) shall also include any other officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Legend” means the legend set forth in Exhibit D.

“Restricted Payment” has the meaning assigned to such term in Section 4.08.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Reversion Date” has the meaning assigned to such term in Section 4.22.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Certificate” means (i) a certificate substantially in the form of Exhibit H hereto or (ii) a written certification addressed to the Issuer and the Trustee to the effect that the Person making such certification (x) is acquiring such Note (or beneficial interest) for its own account or one or more accounts with respect to which it exercises sole investment discretion and that it and each such account is a qualified institutional buyer within the meaning of Rule 144A, (y) is aware that the transfer to it or exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A, and (z) acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A(d)(4) or has determined not to request such information.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Wholly-Owned Restricted Subsidiary of the Issuer that would constitute a “Significant Subsidiary” of the Issuer in accordance with Rule 1-02 under Regulation S-X under the Securities Act in effect on the Issue Date.

“Spanish Civil Code” means the Spanish Civil Code (Código Civil), as amended from time to time.

“Spanish Civil Procedural Law” means the Spanish Civil Procedure Law No. 1/2000 of January 7, 2000 (Ley de Enjuiciamiento Civil), as amended from time to time.

“Spanish Commercial Code” means the Spanish Commercial Code published by virtue of the Royal Decree of August 22, 1885 (Real decreto de 22 de agosto de 1885 por el que se publica el Código de Comercio), as amended from time to time.

“Spanish Companies Act” means the Royal Legislative Decree 1/2010 of July 2, 2010, whereby the relevant companies act is approved (Real Decreto Legislativo 1/2010, de 2 de Julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital), as amended from time to time.

“Spanish Insolvency Law” means the Spanish Royal Legislative Decree 1/2020 of May 5, approving the Spanish Recast Insolvency Law (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal) as amended, restated or replaced from time to time (in particular, without limitation, pursuant to Spanish Ley 16/2022, de 5 de septiembre, de reforma del texto refundido de la Ley Concursal).

“Spanish Public Document” means a Spanish law notarial deed (“documento público”), being either granted under a public document (escritura pública) or a póliza o efecto intervenido por notario español.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Starter Amount” means US$45.0 million.

“Subordinated Debt” means any Debt of the Issuer or any Guarantor which is subordinated in right of payment to the Notes or a Note Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof).  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Issuer.

“Suspended Covenants” has the meaning assigned to such term in Section 4.22.

“Suspension Period” has the meaning assigned to such term in Section 4.22.

“Taxes” has the meaning assigned to such term in Section 4.21.

“Transfer Agent” means the party named as such in the first paragraph of this Indenture and its successors and assigns, and any other Person authorized by the Issuer to act as transfer agent in respect of the Notes.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading).  In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the maturity date of the notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the maturity date of the notes on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the maturity date of the notes, as applicable.  If there is no United States Treasury security maturing on the maturity date of the notes but there are two or more United States Treasury securities with a maturity date equally distant from the maturity date of the notes, one with a maturity date preceding the maturity date of the notes and one with a maturity date following the maturity date of the notes, the Issuer shall select the United States Treasury security with a maturity date preceding the maturity date of the notes.  If there are two or more United States Treasury securities maturing on the maturity date of the notes or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time.  In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” means the party named as such in the first paragraph of this Indenture or any successor Trustee under this Indenture pursuant to Article 7.

“U.S. Code” means the Internal Revenue Code of 1986, as amended.

“U.S. Global Note” means a Global Note that bears the Restricted Legend representing Notes issued and sold pursuant to Rule 144A.

“U.S. Government Obligations” means obligations issued or directly and fully Guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 4.16, and any Subsidiary of such Subsidiary.

“Volumetric Production Payment” means production payment obligations recorded as deferred revenue in accordance with IFRS, together with all related undertakings and obligations.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly-Owned” means a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Issuer and one or more Wholly-Owned Restricted Subsidiaries (or a combination thereof).

Section 1.02Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided,

(a)an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(b)“herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Section, Article or other subdivision;

(c)all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Indenture unless otherwise indicated;

(d)references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations);

(e)all references to principal, premium, if any, and interest in respect of the Notes or any Note Guarantee will be deemed also to refer to any Additional

Amounts which may be payable as set forth herein or in the Notes or any Note Guarantee;

(f)in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions the Issuer may classify such transaction as it, in its sole discretion, determines;

(g)words importing any gender include the other genders;

(h)references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form;

(i)“or” is not exclusive; and

(j)the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.”

Section 1.03Spanish terms and definitions.  In this Indenture, in those cases relating to a person incorporated, formed or having its center of main interests in Spain, a reference to:

(a)“insolvency” (concurso) or “insolvency proceeding” (procedimiento concursal) and any step or proceeding relating to it has the meaning attributed to them under the Spanish Insolvency Law, including a declaración de concurso (including any notice to a competent court pursuant to article 585 of the Spanish Insolvency Law and any restructuring plan or the appointment of a restructuring expert) its, auto de declaración de concurso, convenio concursal and liquidación.  A person being unable to pay its debts includes such person being in a state of insolvencia or in concurso according to Spanish Insolvency Law;

(b)“control” has the meaning stated under article 42 of the Spanish Commercial Code.

(c)“liquidation” or “dissolution” includes, without limitation, disolución, liquidación, liquidación concursal or any other similar proceedings and shall be used under those circumstances as regulated pursuant to the laws of Spain from time to time;

(d)a “receiver”, “administrative receiver”, “administrator” or the like includes, without limitation, experto en la reestructuración, administración concursal or a liquidador or any other person performing the same function;

(e)a “composition”, “compromise”, “moratorium”, “assignment” or “arrangement” with any creditor includes, without limitation, the celebration of a convenio de acreedores within the context of a concurso or any restructuring plan pursuant to articles 614 et. seq. of the Spanish Insolvency Law; and

(f)a “guarantee” includes any accessory personal guarantee (fianza), performance bond (aval), joint and several guarantee (garantía solidaria) and first demand guarantee (garantía a primer requerimiento).

Article 2

The Notes

Section 2.01Form, Dating and Denominations; Legends.  (a) The Notes and the Trustee’s certificate of authentication will be substantially in the form attached as Exhibit A.  The terms and provisions contained in the form of the Notes annexed as Exhibit A constitute, and are hereby expressly made, a part of this Indenture.  The Notes may have notations, legends or endorsements required by law, rules of or agreements with national securities exchanges to which the Issuer is subject, or usage.  Each Note will be dated the date of its authentication.  The Notes will be issuable in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof.

(b)(i) Except as otherwise provided in clause (c) below, Section 2.10(b) or (c) or Section 2.09(b)(vi), each Initial Note or Additional Note will bear the Restricted Legend or a Regulation S Legend, as the case may be.

(ii)Each Global Note, whether or not an Initial Note or Additional Note, will bear the DTC Legend so long as DTC is serving as the Depositary thereof.

(iii)Initial Notes and Additional Notes offered and sold in reliance on Regulation S will be issued as provided in Section 2.11.

(iv)Initial Notes and Additional Notes offered and sold in reliance on any exception under the Securities Act other than Regulation S and Rule 144A will be issued, and upon the request of the Issuer to the Trustee, Initial Notes offered and sold in reliance on Rule 144A may be issued, in the form of Certificated Notes.

(c)If the Issuer determines (upon the advice of counsel and such other certifications and evidence as the Issuer may reasonably require) that a Note is eligible for resale pursuant to Rule 144 under the Securities Act (or a successor provision) without the need for current public information and that the Restricted Legend or the Regulation S Legend, as the case may be, is no longer necessary or appropriate in order to ensure that subsequent transfers of the Note (or a beneficial interest therein) are effected in compliance with the Securities Act, the Issuer may (i) instruct the Trustee to cancel the Note and (ii) issue to the Holder thereof (or to its transferee) a new Note of like tenor and amount, registered in the name of the Holder thereof (or its transferee), that does not bear the Restricted Legend or the Regulation S Legend, as the case may be, and the Trustee will comply with such instruction.

(d)By its acceptance of any Note bearing the Restricted Legend or a Regulation S Legend, as the case may be (or any beneficial interest in such a Note),

each Holder thereof and each owner of a beneficial interest therein acknowledges the restrictions on transfer of such Note (and any such beneficial interest) set forth in this Indenture and in the Restricted Legend or in the Regulation S Legend, as the case may be, and agrees that it will transfer such Note (and any such beneficial interest) only in accordance with this Indenture and such legend.

Section 2.02Execution and Authentication; Additional Notes.  (a) An Officer shall execute the Notes for the Issuer by electronic or manual signature in the name and on behalf of the Issuer.  If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note will still be valid.

(b)A Note will not be valid until the Trustee manually or electronically signs the certificate of authentication on the Note, with the signature as conclusive evidence that the Note has been authenticated under this Indenture.

(c)At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee for authentication.  On the Issue Date, the Trustee shall authenticate and deliver the Initial Notes and, at any time and from time to time thereafter (subject to satisfaction of the conditions set forth in Section 2.02(d)), the Trustee shall authenticate and deliver Additional Notes for original issue in an aggregate principal amount specified by the Issuer, in each case upon receipt of a Company Order.  Each such Company Order shall specify the aggregate principal amount of the Notes to be authenticated and the date on which such Notes are to be authenticated.

(d)The Issuer may, without the consent of any Holder, issue Additional Notes having substantially the same terms in all respects as the Initial Notes, or in all respects except with respect to the initial issuance price, initial interest accrual date, and initial Interest Payment Date; provided that the Issuer shall have delivered to the Trustee (i) an Officers’ Certificate (which satisfies Section 11.04) certifying that the issuance of such Additional Notes does not contravene any provision of Article 4 and any other information the Issuer may determine to include or the Trustee may reasonably request, and (ii) an Opinion of Counsel (subject to customary qualifications) that (A) the form and terms of such Additional Notes have been established in conformity with the provisions of this Indenture and (B) such Additional Notes, when authenticated and delivered by the Trustee and issued by the Issuer in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Issuer and (in a separate Opinion of Counsel if necessary) the Guarantors enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles, and in accordance with Section 11.03.

(e)The Initial Notes and any Additional Notes will be treated as a single class for all purposes under this Indenture and will vote together as one class on all matters with respect to the Notes; provided that if the Additional Notes are not fungible with the Initial Notes for United States federal income tax purposes, the Additional Notes will have a separate CUSIP number

Section 2.03Registrar, Paying Agent, Transfer Agent and Authenticating Agent; Paying Agent to Hold Money in Trust.  (a) The Issuer may appoint one or more Registrars, one or more Transfer Agents and one or more Paying Agents, and the Trustee may appoint an Authenticating Agent, in which case each reference in this Indenture to the Trustee in respect of the obligations of the Trustee to be performed by that Agent will be deemed to be references to the Agent.  The Issuer may act as Registrar or (except for purposes of Article 8) Paying Agent.  In each case the Issuer and the Trustee will enter into an appropriate agreement with the Agent implementing the provisions of this Indenture relating to the obligations to be performed by the Agent and the related rights.  The Issuer initially appoints the Trustee as Registrar, Paying Agent and Transfer Agent.  The Issuer may change any Agent without prior notice to the Holders of the Notes.

(b)The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of and interest on the Notes and will promptly notify the Trustee of any default by the Issuer in making any such payment.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require the Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed.  Upon doing so, the Paying Agent will have no further liability for the money so paid over to the Trustee.

Section 2.04Replacement Notes.  In the event that any Note becomes mutilated, defaced, destroyed, lost or stolen, the Issuer will execute and, upon receipt of a Company Order, the Trustee will authenticate and deliver a new Note, of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, and bearing interest from the date to which interest has been paid on such Note, in exchange and substitution for such note (upon surrender and cancellation thereof) or in lieu of and substitution for such Note.  In the event that such Note is destroyed, lost or stolen, the applicant for a substitute Note will furnish to the Issuer and the Trustee such security or indemnity as may be required by them to hold each of them harmless, and, in every case of destruction, loss or theft of such Note, the applicant will also furnish to the Issuer and the Trustee satisfactory evidence of the destruction, loss or theft of such Note and of the ownership thereof.  Upon the issuance of any substituted Note, the Issuer may require the payment by the Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other fees and expenses (including the fees and expenses of the Trustee and its counsel) connected therewith.

Section 2.05Outstanding Notes.  (a) Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for

(i)Notes cancelled by the Trustee or delivered to it for cancellation;

(ii)any Note which has been replaced pursuant to Section 2.04 unless and until the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser; and

(iii)on or after the maturity date or any redemption date or date for purchase of the Notes pursuant to an Offer to Purchase, those Notes payable or to be redeemed or purchased on that date for which the Trustee (or Paying Agent, other than the Issuer or an Affiliate of the Issuer) holds money sufficient to pay all amounts then due.

(b)A Note does not cease to be outstanding because the Issuer or one of its Affiliates holds the Note, provided that in determining whether the Holders of the requisite principal amount of the outstanding Notes have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action hereunder, Notes owned by the Issuer or any Affiliate of the Issuer will be disregarded and deemed not to be outstanding, (it being understood that in determining whether the Trustee is protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Notes which a Responsible Officer of the Trustee knows to be so owned will be so disregarded).  Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Issuer or any Affiliate of the Issuer.

Section 2.06Temporary Notes.  Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee will, upon receipt of a Company Order, authenticate temporary Notes.  Temporary Notes will be substantially in the form of definitive Notes but may have insertions, substitutions, omissions and other variations determined to be appropriate by the Officer executing the temporary Notes, as evidenced by the execution of the temporary Notes.  If temporary Notes are issued, the Issuer will cause definitive Notes to be prepared without unreasonable delay.  After the preparation of definitive Notes, the temporary Notes will be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Issuer designated for the purpose pursuant to Section 4.02, without charge to the Holder.  Upon surrender for cancellation of any temporary Notes the Issuer will execute and the Trustee will authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations.  Until so exchanged, the temporary Notes will be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.07Cancellation.  The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and may deliver to the Trustee for cancellation any Notes previously authenticated hereunder which the Issuer has not issued and sold.  Any Agent will forward to the Trustee any Notes surrendered to it for transfer, exchange or payment.  The Trustee will cancel all Notes surrendered for transfer, exchange, payment or cancellation and dispose of them in accordance with its normal procedures or in accordance with the Issuer’s written instructions at the Issuer’s sole expense.

Section 2.08CUSIP and ISIN Numbers.  The Issuer in issuing the Notes may use “CUSIP,” “ISIN” or other similar numbers, and the Trustee will use CUSIP, ISIN or other similar numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders, the notice to state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or Offer to Purchase.  The Issuer will promptly notify the Trustee of any change in the CUSIP, ISIN or other similar numbers.

Section 2.09Registration, Transfer and Exchange.  (a) The Notes will be issued in registered form only, without coupons, and the Issuer shall cause the Registrar to maintain a register (the “Register”) of the Notes, for registering the record ownership of the Notes by the Holders and transfers and exchanges of the Notes.

(b)(i) Each Global Note will be registered in the name of the Depositary or its nominee and, so long as DTC is serving as the Depositary thereof, will bear the DTC Legend.

(ii)Each Global Note will be delivered to the Trustee as custodian for the Depositary.  Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except as set forth in Section 2.09(b)(vi).

(iii)Agent Members will have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, and the Depositary may be treated by the Issuer, the Trustee, each Agent and any of their respective agents as the absolute owner and Holder of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, the Depositary or its nominee may grant proxies and otherwise authorize any Person (including any Agent Member and any Person that holds a beneficial interest in a Global Note through an Agent Member) to take any action which a Holder is entitled to take under this Indenture or the Notes, and nothing herein will impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any security.

(iv)None of the Issuer, the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner in a Global Note, an Agent Member or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Agent Member, with respect to any ownership interest in the Notes or with respect to the delivery to any Agent Member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of the Global Note).  The rights of beneficial owners in the Global Note shall be exercised only through the Depositary subject to the applicable procedures.  The Trustee and each Agent shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its Agent Members and any beneficial owners.  The Trustee and each Agent shall be entitled to deal with the

Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and Additional Amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole Holder of such Global Note and shall have no obligations to the beneficial owners thereof.  None of the Issuer, the Trustee nor any Agent shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such Depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Agent Member or between or among the Depositary, any such Agent Member and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee, any Agent or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

(v)None of the Issuer, the Trustee, or any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(vi)If (x) the Depositary notifies the Issuer (a copy of such notice to be provided to the Trustee by the Issuer) that it is unwilling or unable to continue as Depositary for a Global Note and a successor depositary is not appointed by the Issuer within 90 days of the notice, (y) the Issuer elects to discontinue use of the system of book-entry transfers through the Depositary, or (z) an Event of Default has occurred and is continuing, the Issuer will promptly exchange each beneficial interest in such Global Note for one or more Certificated Notes in authorized denominations having an equal aggregate principal amount registered in the name of the owner of such beneficial interest, as identified to the Issuer and Trustee by the Depositary, and thereupon the Global Note will be deemed canceled.  If such Global Note does not bear the Restricted Legend or the Regulation S Legend, as the case may be, then the Certificated Notes issued in exchange therefor will not bear the Restricted Legend or the Regulation S Legend, as the case may be.  If such Note bears the Restricted Legend or the Regulation S Legend, as the case may be, then the Certificated Notes issued in exchange therefor will bear the Restricted Legend or the Regulation S Legend, as the case may be.

(vii)Except as provided in paragraph (vi), no owner of a beneficial interest in any Global Note shall be entitled to receive Certificated Notes in exchange for such beneficial interest.

(c)Each Certificated Note will be registered in the name of the Holder thereof or its nominee.

(d)A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by Section 2.10.  The Registrar will promptly register any transfer or exchange that meets the requirements of this Section by noting the same in the Register maintained by the Registrar for the purpose; provided that

(x)no transfer or exchange will be effective until it is registered in such Register and

(y)the Trustee and the Registrar will not be required (i) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any Note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any Note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a Regular Record Date but on or before the corresponding Interest Payment Date, to register the transfer of or exchange any Note on or after the Regular Record Date and before the date of redemption or purchase.  Prior to the registration of any transfer, the Issuer, the Trustee, each Agent and their respective agents will treat the Person in whose name the Note is registered as the owner and Holder thereof for all purposes (whether or not the Note is overdue), and will not be affected by notice to the contrary.

From time to time the Issuer will execute, and upon Company Order, the Trustee will authenticate Notes as necessary in order to permit the registration of a transfer or exchange in accordance with this Section.

No service charge will be imposed in connection with any transfer or exchange of any Note, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than a transfer tax or other similar governmental charge payable upon exchange pursuant to clause (b)(vi)).

(e)(i) Global Note to Global Note.  If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note.  Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(ii)Global Note to Certificated Note.  If a beneficial interest in a Global Note is transferred or exchanged for a Certificated Note, the Trustee will (x) record a decrease in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (y) deliver one or more new Certificated Notes in authorized denominations having an equal aggregate principal amount to the transferee (in the case of a transfer) or the owner of such beneficial interest (in the case of an exchange), registered in the name of such transferee or owner, as applicable.

(iii)Certificated Note to Global Note.  If a Certificated Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Certificated Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

(iv)Certificated Note to Certificated Note.  If a Certificated Note is transferred or exchanged for another Certificated Note, the Trustee will (x) cancel the Certificated Note being transferred or exchanged, (y) deliver one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Certificated Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

Section 2.10Restrictions on Transfer and Exchange.  (a) The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section and Section 2.09 and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of the Depositary.  The Trustee shall refuse to register any requested transfer or exchange that does not comply with the preceding sentence.

(b)Subject to clause (c), the transfer or exchange of any Note (or a beneficial interest therein) of the type set forth in column A below for a Note (or a beneficial interest therein) of the type set forth opposite in column B below may only be made in compliance with the certification requirements (if any) described in the paragraph of this clause set forth opposite in column C below.

A	B	C
U.S. Global Note	U.S. Global Note	(i)
U.S. Global Note	Offshore Global Note	(ii)
Offshore Global Note	Offshore Global Note	(i)
Certificated Note	Certificated Note	(iii)
Certificated Note	U.S. Global Note	(iv)
Offshore Global Note	Certificated Note	(iii)
U.S. Global Note	Certificated Note	(iii)
Certificated Note	Offshore Global Note	(ii)
Offshore Global Note	U.S. Global Note	(iv)

(i)No certification is required.

(ii)The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee a duly completed Regulation S Certificate; provided that if the requested transfer or exchange is made by the Holder of a Certificated Note that does not bear the Restricted Legend, then no certification is required.

(iii)The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee (x) a duly completed Rule 144A Certificate or (y) a duly completed Regulation S Certificate and/or an Opinion of Counsel and such other certifications and evidence as the Issuer may reasonably require in order to determine that the proposed transfer or exchange is being made in compliance with the Securities Act and any applicable securities laws of any state of the United States; provided that if the requested transfer or exchange is made by the Holder of a Certificated Note that does not bear the Restricted Legend, then no certification is required.  In the event that (A) the requested transfer or exchange takes place and a duly completed Regulation S Certificate is delivered to the Trustee or (B) a Certificated Note that does not bear the Restricted Legend is surrendered for transfer or exchange, upon transfer or exchange the Trustee will deliver a Certificated Note that does not bear the Restricted Legend.

(iv)The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee a duly completed Rule 144A Certificate.

(c)No certification is required in connection with any transfer or exchange of any Note (or a beneficial interest therein) after such Note is eligible for resale pursuant to Rule 144 under the Securities Act (or a successor provision) without the need for current public information; provided that the Issuer has provided the Trustee with an Officers’ Certificate to that effect, and the Issuer may require from any Person requesting a transfer or exchange in reliance upon this clause an opinion of counsel and any other reasonable certifications and evidence in order to support such certificate.

Any Certificated Note delivered in reliance upon this clause will not bear the Restricted Legend.

(d)The Trustee will retain copies of all certificates, opinions and other documents received in connection with the transfer or exchange of a Note (or a beneficial interest therein) in accordance with its document retention policy, and the Issuer will have the right to inspect and make copies thereof at any reasonable time upon reasonable prior written notice to the Trustee.

Section 2.11Offshore Global Notes.  Each Note originally sold by the Initial Purchasers in reliance upon Regulation S will be evidenced by one or more Offshore Global Notes that bear the Regulation S Legend.

Article 3

Redemption; Offer to Purchase

Section 3.01Optional Redemption With a Make-Whole Premium.  At any time prior to January 31, 2027, the Issuer will have the right, at its option, to redeem any of the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of such Notes plus, the greater of (1) 1.00% of the then outstanding principal amount of the Notes, and (2) the excess, if any, of: (a) the present value at such redemption date of (i) the redemption price of the Notes at January 31, 2027(such redemption price being set forth in the table below under Section 3.02) plus (ii) all required interest payments thereon through January 31, 2027 (excluding accrued but unpaid interest to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as of such redemption date plus 50 basis points, over (b) the then outstanding principal amount of the Notes, plus, in each case, any accrued and unpaid interest (including Additional Amounts, if any) on the principal amount of the Notes to (but excluding) the date of redemption.

Section 3.02Optional Redemption Without a Make-Whole Premium.  At any time and from time to time on or after January 31, 2027, the Issuer may, at its option, redeem all or part of the Notes, at the redemption prices, expressed as percentages of principal amount, set forth below, plus accrued and unpaid interest thereon (including Additional Amounts), if any, to (but excluding) the applicable redemption date, if redeemed during the 12 month period beginning on January 31 of the years indicated below:

Year	Percentage
2027	104.375%
2028	102.188%
2029 and after	100.000%

Section 3.03Redemption With Proceeds of Equity Offerings.  At any time prior to January 31, 2027, the Issuer may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) at a redemption price of 108.750% of the principal amount thereof, plus accrued and unpaid interest (including Additional Amounts, if any) to (but excluding) the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(a)Notes in an aggregate principal amount equal to at least 65% of the aggregate principal amount of Notes (including any Additional Notes) remain outstanding immediately after the occurrence of such redemption; and

(b)the redemption must occur within 90 days of the date of the closing of such Equity Offering.

Section 3.04Optional Redemption Upon a Tax Event.  The Notes may be redeemed, in whole but not in part, at the Issuer’s option, subject to applicable Bermuda law, at a redemption price equal to 100% of the outstanding principal amount of the Notes, plus accrued and unpaid interest (including Additional Amounts, if any) to (but excluding) the redemption date, if the Issuer has or will become obligated to pay Additional Amounts in respect of interest received on the Notes with respect to Taxes as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of Bermuda, Spain, Colombia or Argentina, or any political subdivision or taxing authority thereof or therein, or any change in the official application, administration or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction) in Bermuda, Spain, Colombia or Argentina, or any other jurisdiction with the power to impose, levy or assess Taxes in respect of payments on the Notes, if such change or amendment occurs on or after the date of this Indenture and such obligation cannot be avoided by the Issuer taking reasonable measures available to it; provided that no notice of redemption pursuant to this Section 3.04 will be given earlier than 60 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts, were a payment in respect of the Notes then due.  Prior to the giving of notice of redemption of Notes pursuant to this Indenture, the Issuer will deliver to the Trustee an Officers’ Certificate to the effect that the Issuer is or at the time of the redemption will be entitled to effect such a redemption pursuant to this Indenture, and setting forth in reasonable detail the circumstances giving rise to such right of redemption.  The Officers’ Certificate shall be accompanied by a written opinion of recognized Bermuda, Spain, Colombia or Argentina counsel, as applicable, independent of the Issuer to the effect, among other things, that:

(a)the Issuer is, or is expected to become, obligated to pay such Additional Amounts as a result of a change or amendment, as described above;

(b)the Issuer cannot avoid payment of such Additional Amounts by taking reasonable measures available to the Issuer; and

(c)all governmental approvals necessary for the Issuer to effect the redemption have been obtained and are in full force and effect or specifying the anticipated timing of any such necessary approvals that as of the date of such opinion have not been obtained.

Section 3.05Redemption Notices; Method and Effect of Redemption.  (a) Notice of any redemption will be given to the Trustee in accordance with Section 11.02 at least 15 days before the redemption date (unless a shorter notice shall be agreed to in writing by the Trustee) and at least 10 but not more than 60 days before the redemption date to Holders of Notes to be redeemed as described in Section 11.02.

(b)Each notice of redemption will identify the Notes to be redeemed and will include or state the following:

(i)the redemption date;

(ii)the redemption price, including the portion thereof representing any accrued interest;

(iii)the place or places where Notes are to be surrendered for redemption;

(iv)Notes called for redemption must be so surrendered in order to collect the redemption price;

(v)on the redemption date, the redemption price will become due and payable on Notes called for redemption, and interest on Notes called for redemption will cease to accrue on and after the redemption date unless the Issuer defaults in the payment of the applicable redemption price;

(vi)if any Note is redeemed in part, on and after the redemption date, upon surrender of such Note, new Notes equal in principal amount to the unredeemed portion will be issued; and

(vii)if any Note contains a CUSIP or ISIN number, no representation is being made as to the correctness of the CUSIP or ISIN number either as printed on the Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on the Notes.

(c)Subject to Section 3.05(g), Notes called for redemption will become due on the date fixed for redemption.  The Issuer will pay the redemption price for the Notes together with accrued and unpaid interest thereon (including Additional Amounts, if any) to but excluding the date of redemption.  On and after the redemption date, interest will cease to accrue on the Notes as long as the Issuer has deposited with the Trustee or Paying Agent funds in satisfaction of the applicable redemption price pursuant to this Indenture.  Upon redemption of the Notes by the Issuer, the redeemed Notes will be cancelled.

(d)If fewer than all of the Notes are being redeemed, the Trustee will select the Notes to be redeemed pro rata, by lot or by any other method the Trustee in its sole discretion deems fair and appropriate, or in the case of Global Notes, Notes to be redeemed shall be selected in accordance with the Depositary’s applicable procedures, in each case, in denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof.  In the case of Certificated Notes, upon surrender of any Note redeemed in part, the Holder will receive a new Note equal in principal amount to the unredeemed portion of the surrendered Note.

(e)The Issuer may acquire Notes by means of a redemption pursuant to this Article 3 or by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with the applicable securities laws, so long as such acquisition does not otherwise breach the terms of this Indenture.  Any such acquired Notes shall not be resold, except in compliance with applicable requirements or exemptions under the relevant securities laws.  No Note will cease to be outstanding solely because the Issuer or one of its Affiliates holds such Note. Any such acquired Notes may be surrendered to the Trustee for cancellation.

(f)In connection with any Offer to Purchase pursuant to the terms of this Indenture, if Holders of not less than 90% in the aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such Offer to Purchase and Issuer, or any other Person making such Offer to Purchase, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right to redeem all of the Notes that remain outstanding such Offer to Purchase as described in Section 4.12 (in connection with a Change of Control) or Section 4.13 (in connection with an Asset Sale).

(g)Any optional redemption of Notes (including in connection with an Equity Offering pursuant to Section 3.03 or upon the occurrence of a tax event pursuant to Section 3.04) or notice thereof may, at Issuer’s discretion, be subject to the satisfaction (or, waiver by Issuer in its sole discretion) of one or more conditions precedent, which may include, among others, consummation of any related Equity Offering or the occurrence of a Change of Control.  If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in Issuer’s sole determination, may not be) satisfied (or waived by Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed.

Section 3.06Offer to Purchase.  (a) An “Offer to Purchase” means an offer by the Issuer to purchase Notes as required by this Indenture in connection with a Change of Control or Asset Sale.  An Offer to Purchase must be made by written offer (as used in this Section, the “offer”) sent to the Holders.  The Issuer will notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to sending the offer to Holders of its obligation to make an Offer to Purchase, and the offer will be sent by the Issuer or, at the Issuer’s request given at least five days prior to the date the offer is to be given to the Holder and accompanied by the form of the offer, by the Trustee in the name and at the expense of the Issuer.

(b)The offer must include or state the following as to the terms of the Offer to Purchase:

(i)the provision of this Indenture pursuant to which the Offer to Purchase is being made;

(ii)the aggregate principal amount of the outstanding Notes offered to be purchased by the Issuer pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to this Indenture) (as used in this Section, the “purchase amount”);

(iii)the purchase price, including the portion thereof representing accrued interest;

(iv)an expiration date (as used in this Section, the “expiration date”) not less than 30 days or more than 60 days after the date of the offer, and a settlement date for purchase (as used in this Section, the “purchase date”) not more than five Business Days after the expiration date;

(v)a Holder may tender all or any portion of its Notes, subject to the requirement that any portion of a Note tendered must be in a multiple of US$1,000 principal amount; provided that the principal amount of such tendering Holder’s Note will not be less than US$200,000;

(vi)the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(vii)each Holder electing to tender a Note pursuant to the offer will be required to surrender such Note at the place or places specified in the offer prior to the close of business on the expiration date (such Note being, if the Issuer or the Trustee so requires, duly endorsed or accompanied by a duly executed written instrument of transfer);

(viii)interest on any Note not tendered, or tendered but not purchased by the Issuer pursuant to the Offer to Purchase, will continue to accrue;

(ix)on the purchase date, the purchase price will become due and payable on each Note accepted for purchase, and interest on Notes purchased will cease to accrue on and after the purchase date as long as the Issuer has deposited with the Trustee or Paying Agent funds in satisfaction of the applicable purchase price pursuant to this Indenture;

(x)Holders are entitled to withdraw Notes tendered by giving notice, which must be received by the Issuer or the Trustee not later than the close of business on the expiration date, setting forth the name of the Holder, the principal amount of the tendered Notes, the certificate number of the tendered Notes and a statement that the Holder is withdrawing all or a portion of the tender;

(xi)(A) if Notes in an aggregate principal amount less than or equal to the purchase amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer will purchase all such Notes, and (B) if the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer and the Issuer does not elect to purchase all tendered Notes in excess of the purchase amount, the Issuer will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of US$1,000 principal amount will be purchased; provided that the principal amount of such tendering Holder’s Note will not be less than US$200,000;

(xii)if any Note is purchased in part, new Notes equal in principal amount to the unpurchased portion of the Note will be issued; and

(xiii)if any Note contains a CUSIP or ISIN number, no representation is being made as to the correctness of the CUSIP or ISIN number either as printed on the Notes or as contained in the offer and that the Holder should rely only on the other identification numbers printed on the Notes.

(c)Prior to the purchase date, the Issuer will accept tendered Notes for purchase as required by the Offer to Purchase and deliver to the Trustee all Notes so accepted together with an Officers’ Certificate specifying which Notes have been accepted for purchase.  On the purchase date the purchase price will become due and payable on each Note accepted for purchase, and interest on Notes purchased will cease to accrue on and after the purchase date.  The Trustee will promptly return to Holders any Notes not accepted for purchase and send to Holders new Notes equal in principal amount to any unpurchased portion of any Notes accepted for purchase in part.

(d)The Issuer will comply with U.S. securities laws, to the extent applicable, and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.  To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of Section 4.12 or 4.13 of this Indenture, the Issuer will comply with these laws and regulations and will not be deemed to have breached its obligations under Section 4.12 or 4.13 of this Indenture by doing so.

(e)The Issuer will timely repay Debt or obtain consents as necessary under, or terminate, any agreements or instruments that would otherwise prohibit an Offer to Purchase required to be made pursuant to this Indenture.

(f)Notwithstanding the foregoing, the Issuer will not be required to make an Offer to Purchase following a Change of Control or Asset Sale, if a Restricted Subsidiary or a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to an Offer to Purchase following a Change of Control or Asset Sale, as applicable, made by the Issuer and if such Person purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

Article 4

Covenants

Section 4.01Payment of Notes.  (a) The Issuer agrees to pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture.  Not later than (i) the close of business (New York City time) on one (1) Business Day prior to the due date of interest on any Notes or the Stated Maturity date of any Notes, the Issuer will deposit with the

Trustee (or Paying Agent) money in immediately available funds sufficient to pay such amounts and (ii) 9:00 A.M. (New York City time) on the due date of any principal of or interest on any Notes, with respect to the payment of any redemption or purchase price of the Notes, the Issuer will deposit with the Trustee (or Paying Agent) money in immediately available funds sufficient to pay such amounts, provided that if the Issuer or any Affiliate of the Issuer is acting as Paying Agent, it will, on or before each due date, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such amounts until paid to such Holders or otherwise disposed of as provided in this Indenture.  In each case the Issuer will promptly notify the Trustee of its compliance with this clause.

(b)An installment of principal or interest will be considered paid on the date due if the Trustee (or Paying Agent, other than the Issuer or any Affiliate of the Issuer) holds on that date money designated for and sufficient to pay the installment.  If the Issuer or any Affiliate of the Issuer acts as Paying Agent, an installment of principal or interest will be considered paid on the due date only if paid to the Holders.

(c)The Issuer agrees to pay interest on overdue principal, and, to the extent lawful, overdue installments of interest at the rate per annum specified in the Notes.

(d)If a Holder of Certificated Notes in an aggregate principal amount of at least US$1,000,000 has given wire transfer instructions to the Issuer, the Issuer will make all principal, premium, if any, and interest payments (including Additional Amounts) in respect of those Notes in accordance with those instructions.  All other payments in respect of the Certificated Notes are to be made at the office or agency of the Paying Agent in New York City, unless the Issuer elects to make such payments by check mailed to the registered Holders at their registered addresses.

(e)Payments in respect of Notes represented by a Global Note (including principal and interest) shall be made by the transfer of immediately available funds to the accounts specified by the Depositary.

Section 4.02Maintenance of Office or Agency.  The Issuer will maintain in the Borough of Manhattan, New York City, an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture (other than the type contemplated by Section 11.06) may be served.  The Issuer hereby initially designates the Corporate Trust Office of the Trustee as such offices of the Issuer.  The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Trustee.  In addition, for so long as the Notes are listed on the Singapore Stock Exchange, the Issuer will maintain a listing agent in Singapore.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be surrendered or presented for any of such purposes and may from time to time rescind such designations.  The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03Singapore Paying Agent.  Upon any issuance of Certificated Notes, the Issuer will appoint and maintain a Paying Agent in Singapore, for so long as the Notes are listed on the Singapore Stock Exchange and the rules of such exchange so require.  In such event, an announcement shall be made through the Singapore Stock Exchange and include all material information with respect to the delivery of the Certificated Notes, including the details of the Paying Agent in Singapore.

Section 4.04Existence.  The Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of the Restricted Subsidiaries in accordance with their respective organizational documents, and the material rights, licenses and franchises of the Issuer and each Restricted Subsidiary, provided that the Issuer is not required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the Issuer determines that the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole; and provided further that this Section does not prohibit any transaction otherwise permitted by Section 4.13 or Article 5.

Section 4.05Payment of Taxes and other Claims.  The Issuer will pay or discharge, and cause each of its Restricted Subsidiaries to pay or discharge before the same become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon the Issuer or any Restricted Subsidiary or its income or profits or property, and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Issuer or any Restricted Subsidiary, other than any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (to the extent required by IFRS) have been established.

Section 4.06Maintenance of Properties and Insurance.  (a) The Issuer will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of the Issuer, as applicable may be necessary so that the business of the Issuer and the Restricted Subsidiaries may be properly and advantageously conducted at all times; provided that nothing in this Section prevents the Issuer or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Issuer, as applicable, desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole.

(b)The Issuer shall provide or cause to be provided, for itself and the Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated in the industry in which the Issuer and the Restricted Subsidiaries are then conducting business and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers, in such amounts, with such deductibles and by such methods as are customary for corporations similarly situated in the industry in which the Issuer and the Restricted Subsidiaries are then conducting business; provided that none of the Issuer nor the Restricted Subsidiaries shall be required to maintain business interruption insurance.

Section 4.07Limitation on Debt and Disqualified or Preferred Stock.  (a) The Issuer:

(i)will not, and will not permit any of the Restricted Subsidiaries to, Incur any Debt; and

(ii)will not, and will not permit any Restricted Subsidiary to, Incur any Disqualified Stock, and will not permit any Restricted Subsidiary that is not a Guarantor to Incur any Preferred Stock (other than Disqualified or Preferred Stock of Restricted Subsidiaries held by the Issuer or a Restricted Subsidiary, so long as it is so held);

provided that the Issuer or any Guarantor may Incur Debt or Disqualified Stock and any Guarantor may Incur Preferred Stock if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio is not less than 2.50 to 1.00 and (ii) the Net Leverage Ratio is not greater than 3.50 to 1.00.

(b)Notwithstanding the foregoing, the Issuer and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):

(i)Debt of the Issuer or any Guarantor pursuant to Credit Facilities; provided that the aggregate principal amount at any time outstanding does not exceed the greater of (x) US$175.0 million (or the equivalent in other currencies) or (y) 15.0% of Consolidated Tangible Assets;

(ii)Debt of the Issuer or any Restricted Subsidiary to the Issuer or any Restricted Subsidiary so long as such Debt continues to be owed to the Issuer or a Restricted Subsidiary and which, if the obligor is the Issuer or a Restricted Subsidiary is subordinated in right of payment to the Notes;

(iii)the incurrence of (A) Debt of the Issuer pursuant to the Notes (other than Additional Notes) and (B) Debt of any Guarantor pursuant to a Note Guarantee;

(iv)Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance, (all of the above, for purposes of this paragraph, “refinance”) then outstanding Debt in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

(A)in case the Debt to be refinanced is Subordinated Debt, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Debt to be refinanced is subordinated to the Notes,

(B)the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced,

(C)in no event may Debt of the Issuer or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor, and

(D)Debt Incurred pursuant to paragraphs (i), (ii), (v), (vi), (ix), (x), (xi) and (xii) of clause (b) may not be refinanced pursuant to this clause;

(v)Hedging Agreements of the Issuer or any Restricted Subsidiary entered into in the ordinary course of business of the Issuer and such Restricted Subsidiary and not for speculation;

(vi)Debt consisting of letters of credit, banker’s acceptances, performance bonds, appeal bonds, surety bonds, bid bonds, customs bonds and other similar bonds and reimbursement obligations Incurred by the Issuer or any Restricted Subsidiary in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Issuer or any Restricted Subsidiary (in each case, other than for an obligation for borrowed money);

(vii)(i) Acquired Debt or (ii) Debt incurred in connection with an acquisition, provided that in either case, after giving effect to the Incurrence thereof, the Issuer could Incur at least US$1.00 of Debt under Section 4.07(a) or the Net Leverage Ratio of the Issuer and its Restricted Subsidiaries is equal to or less than the Net Leverage Ratio immediately prior to the transaction in which the relevant Person merges with or into or becomes a Restricted Subsidiary;

(viii)Debt of the Issuer or any Restricted Subsidiary outstanding on the Issue Date (and, for purposes of paragraph (iv)(D), not otherwise constituting Permitted Debt);

(ix)Debt of the Issuer or any Restricted Subsidiary, which may include Capital Leases, Incurred on or after the Issue Date no later than 180 days after the date of purchase or completion of construction, improvement, repair, maintenance, upgrade or replacement of property (real or personal) or equipment for the purpose of financing all or any part of the purchase price or cost thereof, provided that the principal amount of any Debt Incurred pursuant to this clause may not exceed (a) the greater of US$150.0 million (or the equivalent in other currencies) or 15.0% of Consolidated Tangible Assets less (b) the aggregate outstanding amount of Permitted Refinancing Debt Incurred to refinance Debt Incurred pursuant to this clause;

(x)Debt of the Issuer or any Guarantor consisting of Guarantees of Debt of the Issuer or any Guarantor Incurred under any other clause of this Section;

(xi)Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or Debt in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in connection with deposit accounts, in each case in the ordinary course of business; and

(xii)Debt of the Issuer or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed the greater of US$175.0 million (or the equivalent in other currencies) or 15.0% of Consolidated Tangible Assets.

(c)Notwithstanding any other provision of this Section 4.07, for purposes of determining compliance with this Section, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Issuer or a Restricted Subsidiary may Incur under this Section.  For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced.  The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.

(d)In the event that an item of Debt meets the criteria of more than one of the types of Debt described in this Section, the Issuer, in its sole discretion, will classify items of Debt and will only be required to include the amount and type of such Debt in one of such clauses and the Issuer will be entitled to divide and classify an item of Debt in more than one of the types of Debt described in this Section, and may change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in this Section at any time; provided that Debt under the Credit Facilities outstanding on the Issue Date shall be deemed at all times to be Incurred under Section 4.07(b)(i).

(e)For purposes of determining compliance with, and the outstanding principal amount of, any particular Debt Incurred pursuant to and in compliance with this Section:

(i)the outstanding principal amount of any item of Debt will be counted only once;

(ii)the amount of Debt issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with IFRS;

(iii)Guarantees of, or obligations in respect of letters of credit or similar instruments relating to, Debt which is otherwise included in the determination of a particular amount of Debt will not be included; and

(iv)the accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Disqualified Stock in the form of additional Disqualified Stock with the same terms will not be deemed to be an Incurrence of Debt for purposes of this Section; provided that any such outstanding additional Debt or Disqualified Stock paid in respect of Debt Incurred pursuant to any provision of paragraph (ii) above will be counted as Debt outstanding thereunder for purposes of any future Incurrence under such provision.

Section 4.08Limitation on Restricted Payments.  (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following paragraphs being collectively “Restricted Payments”):

(i)declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in Qualified Equity Interests) held by Persons other than the Issuer or any of the Restricted Subsidiaries;

(ii)purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or any of the Restricted Subsidiaries;

(iii)repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt except a payment of interest or principal at Stated Maturity; or

(iv)make any Investment other than a Permitted Investment;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)no Default has occurred and is continuing,

(B)the Issuer could Incur at least US$1.00 of Debt under Section 4.07(a), and

(C)the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to clause (c), exceed the sum of:

(1)50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on January 1, 2021 and ending on the last day of the Issuer’s most recently completed fiscal quarter for which internal financial statements are available, plus

(2)subject to clause (c), the aggregate net cash proceeds and the fair market value of property other than cash received by the Issuer (other than from a Subsidiary) after the Issue Date from:

(x)the issuance and sale of Qualified Equity Interests of the Issuer, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Issuer, or

(y)any contribution to its common equity, plus

(3)an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(x)the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this clause (a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus

(y)the portion (proportionate to the Issuer’s equity interest in such Unrestricted Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by the Issuer and the Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this clause (a), plus

(4)the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this clause (a), as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made; plus

(5)the Starter Amount.

The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Board of Directors of the Issuer, whose determination will be conclusive and evidenced by a Board Resolution.

(b)The foregoing will not prohibit:

(i)the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with clause (a) above;

(ii)dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Issuer, to all holders of any class of Capital Stock of such Restricted Subsidiary, a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Issuer;

(iii)the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(iv)the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of the Issuer or of a cash contribution to the common equity of the Issuer;

(v)the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of the Issuer in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of the Issuer or of a cash contribution to the common equity of the Issuer;

(vi)any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of the Issuer or of a cash contribution to the common equity of the Issuer;

(vii)the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of any Subordinated Debt at a purchase price not greater than (x) 101% of the principal amount thereof in the event of a Change of Control pursuant to a provision no more favorable to the holders thereof than Section 4.12 or (y) 100% of the principal amount thereof in the event of an Asset Sale pursuant to a provision no more favorable to the Holders thereof than Section 4.13, provided that, in each case, prior to the repurchase the Issuer (or a Restricted Subsidiary on behalf thereof) has made an Offer to Purchase and repurchased all Notes issued under this Indenture that were validly tendered for payment in connection with the Offer to Purchase; or

(viii)Restricted Payments not otherwise permitted in an aggregate amount not to exceed US$75.0 million (or the equivalent in other currencies);

provided that, in the case of paragraphs (vi), (vii), and (viii), no Default has occurred and is continuing or would occur as a result thereof.

(c)Proceeds of the issuance of Qualified Equity Interests will be included under paragraph (iii) of clause (a) only to the extent they are not applied as described in paragraph (iv), (v) or (vi) of clause (b).  Restricted Payments permitted pursuant to paragraphs (iii), (iv), (v), (vi), (vii) or (viii) of clause (b) will not be included in making the calculations under paragraph (iii) of clause (a).

(d)For purposes of determining compliance with this Section, in the event that a Restricted Payment permitted pursuant to this Section or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in paragraphs (i) through (viii) of clause (b) above or one or more paragraphs of the definition of Permitted Investments, as the case may be, the Issuer shall be permitted to classify such Restricted Payment or Permitted Investment on the date it is made, or later reclassify all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this Section, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this Section or of the definition of Permitted Investments, as the case may be.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

Section 4.09Limitation on Liens.  The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, provided, however, that any Lien on such property shall be permitted notwithstanding that it is not a Permitted Lien if all Obligations under this Indenture and the Notes are secured on an equal and ratable basis with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the Notes or any Note Guarantee, prior to) the obligations so secured for so long as such obligations are secured by a Lien on such property.

Section 4.10Limitation On Dividend And Other Payment Restrictions Affecting Restricted Subsidiaries.  (a) Except as provided in clause (b) below, the Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i)pay dividends or make any other distributions on or in respect of any Equity Interests of a Restricted Subsidiary owned by the Issuer or any other Restricted Subsidiary,

(ii)pay any Debt or other obligation owed to the Issuer or any other Restricted Subsidiary,

(iii)make loans or advances to, or Guarantee any Debt or other obligations of, or make any Investment in, the Issuer or any Restricted Subsidiary, or

(iv)transfer any of its property or assets to the Issuer or any other Restricted Subsidiary.

(b)The provisions of clause (a) do not apply to any encumbrances or restrictions:

(i)existing on the Issue Date pursuant to this Indenture or any other agreements in effect on the Issue Date, and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, in the good faith judgment of the Issuer, no less favorable in any material respect to the Holders of the Notes than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(ii)existing under or by reason of applicable law, rule, regulation or order;

(iii)existing

(A)with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by the Issuer or any Restricted Subsidiary, or

(B)with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary,

which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, in the good faith judgment of the Issuer, as the case may be, no less favorable in any material respect to the Holders of the Notes than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(iv)of the type described in paragraph (a)(iv) arising or agreed to in the ordinary course of business (i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or similar contract, including with respect to intellectual property, (ii) that restrict in a customary manner, pursuant to provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, the transfer of ownership interests in, or assets of, such partnership, limited liability company, joint venture or similar Person (in each case relating solely to the respective partnership, limited liability company, joint venture or similar Person) or (iii) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Issuer or any Restricted Subsidiary;

(v)with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Restricted Subsidiary that is permitted by Section 4.13;

(A)contained in the terms governing any Debt if (as determined in good faith by the Issuer) (i) the encumbrances or restrictions are ordinary and customary for a financing of that type and (ii) the encumbrances or restrictions either (x) would not, at the time agreed to, be expected to materially adversely affect the ability of the Issuer or any Guarantor to make payments on the Notes or (y) in the case of any Permitted Refinancing Debt, are, taken as a whole, no less favorable in any material respect to the Holders of the Notes than those contained in the agreements governing the Debt being refinanced; or

(B)required pursuant to this Indenture, the Notes or any Note Guarantee.

Section 4.11Future Guarantors.  If, after the Issue Date, the Issuer or any of its Restricted Subsidiaries (a) acquires or creates any Wholly-Owned Subsidiary that is not an Excluded Subsidiary that (i) Guarantees any Debt of the Issuer or any Restricted Subsidiary in an aggregate amount in excess of US$100.0 million outstanding at any one time (unless such Debt is fully repaid within ten Business Days of its Incurrence) or (ii) Incurs Debt in excess of US$100.0 million outstanding at any one time (unless such Debt is fully repaid within ten Business Days of its Incurrence); or (b) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:

(i)execute and deliver to the Trustee within 10 Business Days of such event a supplemental indenture in the form of Exhibit B to this Indenture or a Note Guarantee Agreement providing for a Note Guarantee, and

(ii)deliver to the Trustee an Officers’ Certificate and Opinion or Opinions of Counsel stating that (a) such supplemental indenture or Note Guarantee Agreement, as applicable, is authorized or permitted by this Indenture and has been duly authorized, executed and delivered by such Restricted Subsidiary, and (b) such supplemental indenture or Note Guarantee Agreement, as applicable, and the Note Guarantee of such Restricted Subsidiary set forth therein constitutes the valid and legally binding obligation of such Restricted Subsidiary, enforceable in accordance with its respective terms.

Section 4.12Repurchase of Notes Upon a Change of Control.  Not later than 30 days following the date on which a Change of Control occurs, the Issuer will make an Offer to Purchase all outstanding Notes (in integral multiples of US$1,000, provided that the principal amount of such Holder’s note will not be less than US$200,000) at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest (including Additional Amounts, if any) thereon to (but excluding) the date of purchase.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in the Offer to Purchase following a Change of Control and the Issuer, or any third party making the Offer to Purchase in lieu of the Issuer purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the purchase date pursuant to such Offer to Purchase, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of such redemption.

Section 4.13Limitation on Asset Sales.  (a) The Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

(i)The Asset Sale is for at least fair market value, as determined in good faith by the Board of Directors of the Issuer.

(ii)At least 75% of the consideration consists of cash or Cash Equivalents received at closing or Additional Assets or any combination of the foregoing.  For purposes of this paragraph (ii) each of the following will be deemed to be cash:

(A)any liabilities of the Issuer or such Restricted Subsidiary (other than Subordinated Debt) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability; and

(B)any liabilities of the Issuer or such Restricted Subsidiary (other than Subordinated Debt) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability.

(iii)Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used:

(A)to permanently repay secured Debt of the Issuer or a Guarantor or any Debt of a Restricted Subsidiary that is not a Guarantor (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount), in each case owing to a Person other than the Issuer or any Restricted Subsidiary, or

(B)to acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, or to make capital expenditures or otherwise acquire long-term assets that are to be used in a Permitted Business.

(iv)The Net Cash Proceeds of an Asset Sale not applied pursuant to paragraph (iii) within 365 days of the Asset Sale constitute “Excess Proceeds.” Excess Proceeds of less than US$50.0 million (or the equivalent in other currencies) will be carried forward and accumulated.  When accumulated Excess Proceeds equals or exceeds such amount, the Issuer must, within 30 days, make an Offer to Purchase Notes having a principal amount equal to:

(A)accumulated Excess Proceeds, multiplied by

(B)a fraction (x) the numerator of which is equal to the outstanding principal amount of the Notes and (y) the denominator of which is equal to the outstanding principal amount of the Notes and all pari passu Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest US$1,000.  The purchase price for the Notes will be 100% of the principal amount plus accrued interest to (but excluding) the date of purchase.  If the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the Offer, the Issuer will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of US$1,000 principal amount will be purchased, provided that the principal amount of such tendering Holder’s Note will not be less than US$200,000; provided, however, the Issuer may (but shall not be obligated to), also purchase any and all Notes that are tendered and not withdrawn pursuant to the Offer to Purchase in excess of the above-referenced purchase amount.  Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by this Indenture.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any non-cash consideration), the conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with this Section within 365 days of conversion or disposition.

The Issuer will not be required to make an Offer to Purchase following an Asset Sale if a Restricted Subsidiary or a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to an Offer to Purchase following an Asset Sale made by the Issuer and if such Person purchases all Notes validly tendered and not withdrawn under such Offer to Purchase (which may be, for the avoidance of doubt, in an amount greater than the Excess Proceeds to the extent Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to such Offer to Purchase).

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in the Offer to Purchase following an Asset Sale and the Issuer, or any third party making the Offer to Purchase in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such holders in such Offer to Purchase (which shall be, for the avoidance of doubt, in an amount greater than the Excess Proceeds to the extent Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to such Offer to Purchase), the Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the purchase date pursuant to such Offer to Purchase, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest to (but excluding) the date of such redemption.

Section 4.14Limitation on Transactions with Affiliates.  (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Issuer or any Restricted Subsidiary (a

“Related Party Transaction”), except upon fair and reasonable terms that are no less favorable to the Issuer or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary, as the case may be.

(b)Prior to entering into any Related Party Transaction or series of Related Party Transactions (i) with an aggregate value in excess of US$20.0 million (or the equivalent in other currencies), the terms of such Related Party Transaction will be approved by a majority of the members of the Board of Directors of the Issuer, and a majority of the Board of Directors of the Issuer who are disinterested directors with respect to such Related Party Transaction, the approval to be evidenced by a Board Resolution stating that the Board of Directors of the Issuer has determined that such transaction complies with the preceding provisions, and (ii) with an aggregate value in excess of US$35.0 million (or the equivalent in other currencies), the Issuer must obtain and deliver to the Trustee a favorable written opinion from a nationally recognized (in the relevant jurisdiction) Independent Financial Advisor as to the fairness of the transaction to the Issuer and the Restricted Subsidiaries from a financial point of view.

(c)The foregoing clauses (a) and (b) do not apply to:

(i)any transaction between or among the Issuer and any of the Restricted Subsidiaries or between or among Restricted Subsidiaries of the Issuer;

(ii)reasonable fees and compensation paid to, and any indemnity or insurance provided on behalf of, officers, directors, employees, consultants or agents of the Issuer or any Restricted Subsidiary;

(iii)any Restricted Payments of a type described in Section 4.08 (a)(i) and (a)(ii) if permitted by Section 4.08;

(iv)transactions or payments pursuant to any employee, consultant, officer or director compensation or benefit plans or arrangements entered into in the ordinary course of business;

(v)transactions pursuant to any contract or agreement in effect on the date of this Indenture, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to the Issuer and the Restricted Subsidiaries than those in effect on the date of this Indenture; or

(vi)loans and advances to employees in the ordinary course of business or consistent with past practices.

Section 4.15Line of Business.  The Issuer will not, and will not permit any of the Restricted Subsidiaries, to engage in any business other than a Permitted Business, except to an extent that so doing would not be material to the Issuer and the Restricted Subsidiaries, taken as a whole.

Section 4.16Designation of Restricted and Unrestricted Subsidiaries.  (a) The Board of Directors of the Issuer may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default:

(i)Such Subsidiary does not own any Capital Stock of the Issuer or any Restricted Subsidiary or hold any Debt of, or any Lien on any property of, the Issuer or any Restricted Subsidiary;

(ii)At the time of the designation, the designation would be permitted under Section 4.08 or as a Permitted Investment;

(iii)To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Issuer or any Restricted Subsidiary is permitted under Section 4.07 and Section 4.08; and

(iv)The Subsidiary is not party to any transaction or arrangement with the Issuer or any Restricted Subsidiary that would not be permitted under Section 4.14.

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to clause (b).

(b)The Board of Directors of the Issuer may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(c)Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary:

(i)all existing Investments of the Issuer and the Restricted Subsidiaries therein (valued at Issuer’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(ii)all existing transactions between it and the Issuer or any Restricted Subsidiary will be deemed entered into at that time;

(iii)it is released at that time from its Note Guarantee, if any; and

(iv)it will cease to be subject to the provisions of this Indenture as a Restricted Subsidiary.

(d)Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(i)all of its Debt and Disqualified or Preferred Stock will be deemed Incurred at that time for purposes of Section 4.07, but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.13;

(ii)Investments therein previously charged under Section 4.08 will be credited thereunder;

(iii)it may be required to provide a Note Guarantee pursuant to Section 4.11; and

(iv)it will thenceforward be subject to the provisions of this Indenture as a Restricted Subsidiary.

(e)Any designation by the Board of Directors of the Issuer of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing provisions.

(f)The designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be deemed to include the designation of all of the Subsidiaries of such Subsidiary, unless otherwise determined by the Board of Directors of the Issuer.  For the avoidance of doubt, any Subsidiary of an Unrestricted Subsidiary shall be deemed at all times to be an Unrestricted Subsidiary.

Section 4.17Anti-Layering.  Neither the Issuer nor any Guarantor may Incur any Debt that is subordinated in right of payment to other Debt of the Issuer or the Guarantor unless such Debt is also subordinated in right of payment to the Notes or the relevant Note on substantially identical terms.  This does not apply to distinctions between categories of Debt that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Debt.

Section 4.18Report to Holders.  (a) If at any point the Issuer is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer will furnish to the Holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b)If at any point the Issuer is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will furnish or cause to be furnished to the Trustee in English (for distribution only to the Holders of Notes):

(i)within 90 days after the end of the first, second and third quarters of the Issuer’s fiscal year (commencing with the quarter ending immediately following the Issuer no longer being subject to such reporting requirements), quarterly unaudited financial statements (consolidated) for such period; and

(ii)within 120 days after the end of the fiscal year of the Issuer (commencing with the first fiscal year ending immediately following the Issuer no longer being subject to such reporting requirements), annual audited financial statements (consolidated) for such fiscal year and a report on such annual financial statements by the Issuer’s auditor.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s or any other Person’s compliance with any of its covenants under this Indenture, the Notes or any Note Guarantee, as applicable (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s or any other Person’s compliance with the covenants described above or with respect to any reports or other documents filed under this Indenture or to verify whether or not the Issuer is subject to the periodic reporting requirements of the Exchange Act.

Section 4.19Statements as to Compliance.  (a) The Issuer will deliver to the Trustee:

(i)within 120 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2025, an Officers’ Certificate stating that the Issuer has fulfilled its obligations under this Indenture or, if there has been a Default, specifying the Default and its nature and status and the actions which the Issuer proposes to take with respect thereto; and

(ii)as soon as possible and in any event within 30 days after a responsible officer of the Issuer becomes aware or should reasonably become aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which the Issuer proposes to take with respect thereto.

(b)The Issuer will notify the Trustee when any Notes are listed on any national securities exchange and of any delisting.

(c)Any notice required to be given under this Section 4.19 shall be delivered to a Responsible Officer of the Trustee at its Corporate Trust Office.

Section 4.20Listing.  (a) In the event that the Notes are listed on the Singapore Stock Exchange, the Issuer shall use its best efforts to maintain such listing; provided that if the admission of the Notes to the Singapore Stock Exchange would, in the future, require the Issuer to publish financial information either more regularly than it would otherwise be required to, or requires the Issuer or any Guarantor to publish separate financial information, or if the listing, in the judgment of the Issuer, is unduly burdensome, the Issuer may seek an alternative admission to listing, trading and/or quotation for the Notes by another listing authority, stock exchange and/or quotation system.  If such alternative admission to listing, trading and/or quotation of the Notes is not available to the Issuer or is, in the Issuer’s commercially reasonable judgment, unduly burdensome, an alternative admission to listing, trading and/or quotation of the Notes may not be obtained.

(b)From and after the date the Notes are listed on the Singapore Stock Exchange, and so long as it is required by the rules of such exchange, all notices to the Holders shall be published in English in accordance with Section 11.02.

Section 4.21Payment of Additional Amounts.  (a) The Issuer shall make all payments in respect of the Notes or any Note Guarantee free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Bermuda (or, in the case of a payment pursuant to its applicable Note Guarantee, Spain, Colombia or Argentina) or by or within any political subdivision thereof or any authority therein or thereof having power to tax or any other jurisdiction through which payments are made in respect of the Notes or any Note Guarantee (“Taxes”), unless such withholding or deduction is required by law or by the interpretation or administration thereof.  In the event of any such withholding or deduction of Taxes, the Issuer or a Guarantor, as applicable, will pay to Holders such additional amounts (“Additional Amounts”) as will result in the receipt by each Holder of the net amount that would otherwise have been receivable by such Holder in the absence of such withholding or deduction, except that no such Additional Amounts will be payable:

(i)in respect of any Taxes that would not have been so withheld or deducted but for the existence of any present or former connection including, without limitation, a permanent establishment in Bermuda (or, in the case of a payment pursuant to its Note Guarantee, Spain, Colombia or Argentina) or between the Holder, applicable recipient of payment or beneficial owner of the Note or any payment in respect of such Note (or, if the Holder or beneficial owner is an estate, nominee, trust, partnership, corporation or other business entity, between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the Holder, applicable recipient of a payment or beneficial owner) and an authority with the power to levy or otherwise impose or assess a Tax, other than the mere receipt of such payment or the mere holding or ownership of such Note or beneficial interest or the enforcement of rights thereunder;

(ii)in respect of any Taxes that would not have been so withheld or deducted if the Note had been presented for payment within 30 days after the Relevant Date to the extent presentation is required (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented for payment on the last day of such 30-day period);

(iii)in respect of any Taxes that would not have been so withheld or deducted but for the failure by the Holder or the beneficial owner of the Note or any payment in respect of such Note to (i) make a customary declaration of non-residence, or any other claim or filing for exemption, to which it is entitled or (ii) comply with any customary certification, identification, information, documentation or other reporting requirement concerning its nationality, residence, identity or connection with Bermuda, Spain, Colombia or Argentina, as applicable, or with any jurisdiction through which payments are made (including, as applicable, the delivery to the Issuer or the Guarantor of a valid tax residence certificate issued within the meaning of the double taxation treaty entered into by jurisdictions of tax residence of such holder and the Issuer or the Guarantor making the payment); provided that such declaration or compliance was required as a precondition to exemption from all or part of such Taxes and the Issuer or a Guarantor, as applicable has given the Holders at least 30 days prior notice that they will be required to comply with such requirements;

(iv)in respect of any estate, inheritance, gift, valued added, sales, use, excise, transfer, personal property or similar taxes, duties, assessments or other governmental charges;

(v)in respect of any Taxes that are payable otherwise than by deduction or withholding from payments on the Notes or any Note Guarantee;

(vi)in respect of any Taxes that would not have been so imposed if the Holder had presented the Note for payment (where presentation is required) to another Paying Agent;

(vii)in respect of any payment to a Holder of a Note that is a fiduciary or partnership (including an entity treated as a partnership for tax purposes) or any Person other than the sole beneficial owner of such payment or Note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment or Note would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note; or

(viii)in respect of any combination of paragraphs (i) through (vii) above.

Notwithstanding the foregoing, none of the Issuer, a Guarantor, any Paying Agent or any other person shall be required to pay any Additional Amounts with respect to any withholding or deduction imposed on or in respect of any note pursuant to Sections 1471 to 1474 of the U.S. Code (“FATCA”), any treaty, law, regulation or other official guidance enacted by any jurisdiction implementing FATCA or an intergovernmental agreement with respect to FATCA or any similar legislation imposed by any other governmental authority, or any agreement between the Issuer and the United States or any authority thereof implementing FATCA.

Notwithstanding the foregoing, the limitations on the Issuer’s or a Guarantor’s obligations to pay Additional Amounts set forth in paragraph (iii) will not apply if the provision of any certification, identification, information, documentation or other reporting requirement described in such paragraph (iii) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note than comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice (such as IRS Forms W-8 and W-9).

(b)Prior to each date on which any payment under or with respect to the Notes or any Note Guarantee is due and payable (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes or any Note Guarantee is due and payable, in which case it will be as soon as reasonably practicable thereafter), if the Issuer or a Guarantor, as applicable, will be obligated to pay Additional Amounts with respect to such payment, the Issuer or a Guarantor, as applicable, will deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable the Trustee to pay such Additional Amounts to the Holders of such Notes or any Note Guarantee on the payment date.

(c)The Trustee and each Paying Agent may withhold Taxes, to the extent it reasonably believes it is required to do so under applicable law, including,

without limitation, any withholding or deduction related to FATCA.  The Issuer or a Guarantor, as applicable, shall furnish to the Trustee documentation reasonably satisfactory to the Trustee evidencing payment of any Taxes so deducted or withheld.  Copies of such documentation will be made available by the Trustee to Holders upon written request to the Trustee.

(d)The Issuer shall promptly pay when due any present or future stamp, court or similar documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, enforcement, delivery or registration of each Note or any other document or instrument referred to herein or therein, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of the United Sates, Bermuda, Spain, Colombia or Argentina, and except, in certain cases, for taxes, charges or similar levies resulting from certain registration of transfer or exchange of Notes.

Section 4.22Suspension of Certain Covenants.  If at any time after the Issue Date (i) the Notes are rated Investment Grade by at least two of the Rating Agencies and (ii) no Default has occurred and is continuing hereunder, the Issuer and the Restricted Subsidiaries will not be subject to the covenants in Sections 4.07, 4.08, 4.10, 4.11, 4.13, 4.14, 4.17 and Section 5.01(a)(iv)(C) (the “Suspended Covenants”).

Additionally, at such time as the above referenced covenants are suspended (a “Suspension Period”), the Issuer will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary unless Issuer would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period and such designation shall be deemed to have created a Restricted Payment as set forth under Section 4.08 following the Reversion Date (as defined below).

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the condition set forth in paragraph (i) of the first paragraph of this Section is no longer satisfied, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant with respect to future events.  Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

On each Reversion Date, all Debt Incurred during the Suspension Period prior to such Reversion Date will be deemed to be Debt Incurred pursuant to Section 4.07(b)(viii).  For purposes of calculating the amount available to be made as Restricted Payments under Section 4.08(a)(iv)(C), calculations under such covenant shall be made as though such covenant had been in effect during the entire period of time after the Issue Date (including the Suspension Period).  Restricted Payments made during the Suspension Period not otherwise permitted pursuant under Section 4.08(b) will reduce the amount available to be made as Restricted Payments under Section 4.08(a)(iv)(C) of such covenant.  For purposes of Section 4.13, on the Reversion Date, the amount of Excess Proceeds will be reset to the amount of Excess Proceeds in effect as of the first day of the Suspension Period ending on such Reversion Date.

Promptly following the occurrence of any Suspension Period or Reversion Date, the Issuer will provide an Officers’ Certificate to the Trustee regarding such occurrence.  The Trustee shall have no obligation to independently determine or verify if a Suspension Period or Reversion Date has occurred or notify the Holders of any occurrence of a Suspension Period or Reversion Date. Absent receipt of such Officers’ Certificate, the Trustee shall be entitled to assume that no Suspension Period or any Reversion Date, as applicable, has occurred.  The Trustee may provide a copy of such Officers’ Certificate to any Holder of the Notes upon request.

Section 4.23Notarization of GeoPark Spain’s Note Guarantee.  As soon as practicable, but not later than thirty calendar days after the Issue Date, GeoPark Spain will deliver to the Trustee a notarized copy of its Note Guarantee Agreement, which shall constitute a public document (“escritura pública”) pursuant to the laws of Spain.

Article 5

Consolidation, Merger or Sale of Assets

Section 5.01Consolidation, Amalgamation, Merger or Sale of Assets by the Issuer; No Lease of All or Substantially All Assets. (a) The Issuer will not, in a single transaction or series of related transactions,

(i)consolidate with, amalgamate or merge with or into any Person; or

(ii)sell, convey, transfer, or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, convey or otherwise dispose of) all or substantially all of its assets as an entirety or substantially an entirety (determined on a consolidated basis for the Issuer and the Restricted Subsidiaries), to any Person; or

(iii)permit any Person to amalgamate or merge with or into the Issuer;

(iv)unless:

(A)either (x) the Issuer is the continuing Person or (y) the resulting, surviving or transferee Person (if not the Issuer) is organized and validly existing under the laws of Bermuda, the United States of America, any State thereof or the District of Columbia or any OECD Country and expressly assumes by supplemental indenture all of the obligations of the Issuer under this Indenture and the Notes;

(B)immediately after giving effect to the transaction, no Default has occurred and is continuing;

(C)immediately after giving effect to the transaction on a pro forma basis, either (x) the Issuer or the resulting surviving or transferee Person could Incur at least US$1.00 of Debt under Section 4.07(a) or (y) the Interest Coverage Ratio of the Issuer or the resulting surviving or transferee Person is not lower than the Interest Coverage Ratio of the Issuer without giving effect to the transaction; and

(D)the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, amalgamation, merger, sale, conveyance, transfer or other disposal of the assets and the supplemental indenture (if any) comply with this Indenture, and all conditions precedent provided for in this Indenture relating to such transaction have been complied with;

provided, that paragraphs (B) to (C) do not apply (i) to the consolidation or merger of the Issuer with or into a Restricted Subsidiary or the consolidation, amalgamation or merger of a Restricted Subsidiary with the Issuer, or (ii) if, in the good faith determination of the Board of Directors of the Issuer, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Issuer.

(b)The Issuer shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

(c)Upon the consummation of any transaction effected in accordance with these provisions, if Issuer is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture and the Notes with the same effect as if such successor Person had been named as Issuer in this Indenture.  Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all its assets, the Issuer will be released from its obligations under this Indenture and the Notes.

Section 5.02Consolidation, Amalgamation, Merger Or Sale of Assets By A Guarantor.  No Guarantor may, in a single transaction or series of related transactions,

(i)consolidate with, amalgamate or merge with or into any Person;

(ii)sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, to any Person; or

(iii)permit any Person to amalgamate or merge with or into the Guarantor,

unless:

(A)the other Person is the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(B)

(1)either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person (if not the Guarantor) expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guarantee; and

(2)immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C)the transaction constitutes a sale or other disposition (including by way of consolidation, amalgamation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by this Indenture, provided, that the Issuer will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, amalgamation, merger, sale, conveyance, transfer or other disposal of assets and the supplemental indenture (if any) comply with this Indenture, and all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

Article 6

Default and Remedies

Section 6.01Events of Default. An “Event of Default” occurs if:

(a)the Issuer defaults in the payment of the principal of any Note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(b)the Issuer defaults in the payment of interest (including any Additional Amounts) on any Note when the same becomes due and payable, and the default continues for a period of 30 days;

(c)the Issuer fails to make an Offer to Purchase and thereafter accept and pay for Notes tendered when and as required pursuant to Section 4.12 or Section 4.13, or the Issuer or any Guarantor fails to comply with Article 5;

(d)the Issuer or a Significant Subsidiary defaults in the performance of or breaches any other covenant or agreement of the Issuer or a Restricted Subsidiary in this Indenture or under the Notes and the default or breach continues for a period of 60 consecutive days after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of 25% or more in aggregate principal amount of the outstanding Notes;

(e)there occurs with respect to any Debt of the Issuer or any Restricted Subsidiary having an outstanding principal amount of US$50.0 million (or the equivalent in other currencies) or more in the aggregate for all such Debt of all such Persons (i) an Event of Default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(f)one or more final judgments or orders for the payment of money are rendered against the Issuer or any Restricted Subsidiary and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed

US$50.0 million (or the equivalent in other currencies) (in excess of amounts which the Issuer’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(g)the Issuer or any Significant Subsidiary shall voluntarily file a petition for bankruptcy, reorganization, assignment for the benefit of creditors or similar proceeding or consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings of, or relating to, the Issuer or such Significant Subsidiary or of, or relating to, all or substantially all of the assets of the Issuer or such Significant Subsidiary; or

(h)any Note Guarantee ceases to be in full force and effect, other than in accordance the terms of this Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guarantee, and such Default continues for 30 consecutive days.

Section 6.02Acceleration.  (a) If an Event of Default other than a default described under Section 6.01(g) above occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if the notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of and accrued interest on the Notes to be immediately due and payable.  Upon a declaration of acceleration, such principal and interest will become immediately due and payable.  If an Event of Default described under Section 6.01(g) above occurs, to the extent permitted by law, the principal of and accrued interest on the Notes then outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b)The Holders of a majority in principal amount of the outstanding Notes by written notice to the Issuer and to the Trustee may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if:

(i)all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest (including Additional Amounts) on the Notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(ii)the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Section 6.03Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name or as Trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.  The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.04Waiver of Past Defaults.  Except as otherwise provided in Sections 6.02, 6.07 and 9.02, the Holders of a majority in principal amount of the outstanding Notes may, by written notice to the Trustee, waive an existing Default and its consequences.  Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05Control by Majority.  Subject to Section 7.02(d), the Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

Section 6.06Limitation on Suits.  A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under this Indenture or the Notes, unless:

(a)the Holder has previously given to the Trustee written notice of a continuing Event of Default;

(b)Holders of at least 25% in aggregate principal amount of outstanding Notes have made written request to the Trustee to institute proceedings in respect of the Event of Default in its own name as Trustee under this Indenture;

(c)Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(d)the Trustee for 60 days after its receipt of such notice, request and offer of indemnity and/or security has failed to institute any such proceeding; and

(e)during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction that is inconsistent with such written request.

provided, however, that no one or more Holders shall have any right to affect, disturb or prejudice in any manner whatsoever the benefit of this Indenture afforded the Notes by its or their action, or to enforce, except in the manner provided therein, any remedy, right or power thereunder.  Any suit, action or proceeding shall be instituted and maintained in the manner provided herein for the benefit of the Holders of all outstanding Notes.

Section 6.07Rights of Holders to Receive Payment.  Notwithstanding anything to the contrary, the right of a Holder of a Note to receive payment of principal of or interest on its Note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such respective dates, may not be impaired or affected without the consent of that Holder.

Section 6.08Collection Suit by Trustee.  If an Event of Default in payment of principal or interest specified in Section 6.01(a) or 6.01(b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent lawful overdue installments of interest, in each case at the rate specified in the Notes, and such further amount as is sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee hereunder.

Section 6.09Trustee May File Proofs of Claim.  The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee hereunder) and the Holders allowed in any judicial proceedings relating to the Issuer or any Guarantor or their respective creditors or property, and is entitled and empowered to collect, receive and distribute any money, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims.  Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee hereunder.  Nothing in this Indenture will be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10Priorities.  If the Trustee collects any money pursuant to this Article, or, after an Event of Default, any money or other property distributable in respect of the Issuer’s obligations under this Indenture shall be applied in the following order:

First: to the Trustee and Agents (including any predecessor trustee or agent) for all amounts due hereunder;

Second: to Holders for amounts then due and unpaid for principal of and interest on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest; and

Third: to the Issuer or as a court of competent jurisdiction may direct.

The Trustee, upon written notice to the Issuer, may fix a record date and payment date for any payment to Holders pursuant to this Section.

Section 6.11Restoration of Rights and Remedies.  If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Issuer, any Guarantors, the Trustee and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Issuer, any Guarantors, the Trustee and the Holders will continue as though no such proceeding had been instituted.

Section 6.12Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit (other than the Trustee) to file an undertaking to pay the costs of the suit, and the court may assess reasonable and documented costs, including reasonable and documented attorneys’ fees, against any party litigant (other than the Trustee) in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by a Holder to enforce payment of principal of or interest on any Note on the respective due dates, or a suit by Holders of more than 10% in principal amount of the outstanding Notes.

Section 6.13Rights and Remedies Cumulative.  No right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or exercise of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or exercise of any other right or remedy.

Section 6.14Delay or Omission Not Waiver.  No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default will impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.15Waiver of Stay, Extension or Usury Laws.  The Issuer and each Guarantor covenants, to the extent that it may lawfully do so, that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Issuer or the Guarantor from paying all or any portion of the principal of, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture.  The Issuer and each Guarantor hereby expressly waives, to the extent that it may lawfully do so, all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Article 7

The Trustee

Section 7.01General. (a) Except during the continuance of an Event of Default,

(i)the Trustee undertakes to perform such duties and only such duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii)the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(b)In case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(c)No provision of this Indenture shall be construed to relieve the Trustee from liability for its own gross negligence or willful misconduct, except that:

(1)this Section 7.01(c) shall not be construed to limit the effect of Subsections (a) or (d) of this Section;

(2)the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3)the Trustee shall not be liable with respect to any action it takes or omits to take in accordance with the direction of the Holders in accordance with Section 6.05 of this Indenture relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture.

(d)No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(e)The duties and responsibilities of the Trustee are as set forth herein.  Whether or not expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee is subject to this Article 7.

Section 7.02Certain Rights of the Trustee.  (a) The Trustee may conclusively rely, and will be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee shall not be bound to make any investigation into any fact or matter stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make further inquiry or investigation into such facts or matters as it sees fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate and/or an Opinion of Counsel.

(c)The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee security and/or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(e)The Trustee will not be liable for any action it takes, suffers or omits to take in good faith that it believes to be authorized or within its discretion or rights or powers conferred upon it by this Indenture.

(f)The Trustee may consult with counsel, and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(g)The Trustee shall not be charged with knowledge or deemed to have notice of any Default or Event of Default with respect to the Notes unless written notice of such Default or Event of Default is received by a Responsible Officer of the Trustee at its Corporate Trust Office from the Issuer or any other obligor on the Notes or by any Holder of the Notes, and such notice specifically identifies this Indenture and the Notes.

(h)The Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(i)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Agent, custodian and other Person employed to act hereunder.

(j)In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k)No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts, receive or obtain any interest in property or exercise any interest in property, or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, as a result thereof, the Trustee shall become subject to service of process, taxation or other consequences that, in the sole determination of the Trustee, are adverse to the Trustee or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, to receive or obtain any such interest in property or to exercise any such right, power, duty or obligation; and no permissive or discretionary power or authority available to the Trustee shall be construed to be a duty.

(l)The Trustee may at any time request that the Issuer and/or any Guarantor deliver an Officers’ Certificate setting forth the specimen signatures and the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.03Individual Rights of Trustee.  The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Trustee.  However, in the event that the Trustee acquires any conflicting interest as defined in Section 310(b) of the Trust Indenture Act of 1939, as amended, it must eliminate such conflict within 90 days or resign.  Any Agent may do the same with like rights.

Section 7.04Trustee’s Disclaimer.  The Trustee (i) makes no representation as to the validity, sufficiency or adequacy of this Indenture, the Notes, or any Note Guarantee, (ii) is not accountable for the Issuer’s use or application of the proceeds from the Notes and (iii) is not responsible for any recital or statement contained herein, in the Notes (other than the Trustee’s certificate of authentication), or any Note Guarantee, and neither the Trustee nor any

Authenticating Agent assumes any responsibility for their correctness.  The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture.  The Trustee shall have no duty to monitor or investigate the Issuer’s or any other Person’s compliance with, or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this Indenture, the Notes, or any Note Guarantee.

Section 7.05Notice of Default.  If any Default occurs and is continuing and written notice of such Default is received by a Responsible Officer of the Trustee in accordance with Section 7.02(g), the Trustee will send notice of the Default to each Holder within 90 days after the Trustee receives written notice thereof, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a committee of Responsible Officers of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

Section 7.06Compensation and Indemnity.  (a) The Issuer will pay the Trustee compensation as agreed upon from time to time in writing for its services.  The compensation of the Trustee is not limited by any law on compensation of a trustee of an express trust.  The Issuer will reimburse the Trustee upon request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee, including the reasonable compensation and expenses of the Trustee’s agents and counsel and of all Persons not regularly in its employ.

(b)The Issuer and each Guarantor will, jointly and severally, indemnify each of the Trustee and the Agents and each of their respective officers, directors, employees, representatives and agents for, and hold them harmless against, any claim, cost, loss, damage or liability (including environmental liabilities) or expense (including reasonable and documented attorney’s fees and expenses), including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) incurred by it without gross negligence or willful misconduct on its part arising out of or in connection with this Indenture, the Notes, the Note Guarantees, the acceptance or administration of the trust or trusts under this Indenture, the exercise of its rights under this Indenture, and/or the performance of its duties under this Indenture, including the documented costs and expenses of defending itself against any claim (whether asserted by the Issuer, any Holder or any other Person) or liability and of complying with any process served upon it in connection with the exercise or performance of any of their powers or duties under this Indenture and the Notes.

(c)In addition to, but without prejudice to its other rights under this Indenture, when the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 6.01(g), the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable federal or state bankruptcy, insolvency or other similar law

(d)“Trustee” for purposes of this Section shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

(e)To secure the Issuer’s and any Guarantor’s payment obligations in this Section, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, and interest (including Additional Amounts) on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

(f)The provisions of this Section shall survive the resignation or removal of the Trustee, the satisfaction and discharge of this Indenture and the Notes and the termination for any reason of this Indenture.

Section 7.07Replacement of Trustee.  (a) (i) The Trustee may resign at any time by written notice to the Issuer.

(ii)The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by written notice to the Trustee.

(iii)If the Trustee is no longer eligible under Section 7.09, any Holder who has been a bona fide Holder of a Note or Notes for at least 6 months may, on behalf of himself and others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(iv)The Issuer may remove the Trustee by Company Order if: (A) the Trustee is no longer eligible under Section 7.09; (B) the Trustee is adjudged a bankrupt or an insolvent; (C) a receiver or other public officer takes charge of the Trustee or its property; or (D) the Trustee becomes incapable of acting.

A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

(b)If the Trustee has been removed by the Holders, Holders of a majority in principal amount of the Notes may appoint a successor Trustee with the consent of the Issuer.  Otherwise, if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee.  If the successor Trustee does not deliver its written acceptance within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the expense of the Issuer), the Issuer or the Holders of a majority in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c)Upon delivery by the successor Trustee of a written acceptance of its appointment to the retiring Trustee and to the Issuer, (i) the retiring Trustee will, upon payment of its charges and all other amounts payable to it hereunder, transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.06, (ii) the resignation or removal of the retiring Trustee will become effective, and (iii) the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture.  Upon request of any successor Trustee, the Issuer will execute any and all instruments for fully and vesting in and confirming to the successor Trustee all such rights, powers and trusts.  The Issuer will give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders, and include in the notice the name of the successor Trustee and the address of its Corporate Trust Office.

Section 7.08Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee in this Indenture.

Section 7.09Eligibility.  This Indenture must always have a Trustee that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least US$25,000,000 as set forth in its most recent published annual report of condition.

Section 7.10Money Held in Trust.  The Trustee will not be liable for interest on (or the investment of) any money received by it except as it may agree with the Issuer.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.11Appointment of Co-Trustee.  (a) Notwithstanding any other provisions of this Indenture, at any time for the purpose of meeting any legal requirement of any jurisdiction, the Trustee shall have the power and may execute and deliver all instruments necessary for the appointment of one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, subject to the other provisions of this Section, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable.  No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 7.09 hereof and no notice to Holders of the appointment of any co-trustee is or separate trustee shall be required under Section 7.07 hereof.

(b)Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii)the Trustee shall not be personally liable by reason of any act or omission of any co-trustee or separate trustee hereunder.  No co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee, any separate trustee or any other co-trustee hereunder.  No separate trustee hereunder shall be personally liable by reason of any act or omission of the Trustee, any co-trustee or any other separate trustee hereunder; and

(iii)the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c)Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them.  Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article 7.  Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee.  Every such instrument shall be filed with the Trustee.

(d)Any separate trustee or co-trustee may at any time constitute the Trustee its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name.  If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of his, her or its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without appointment of a new or successor trustee.

Article 8

Defeasance and Discharge

Section 8.01Discharge of Issuer’s Obligations.  (a) The Issuer’s obligations under the Notes and this Indenture, and each Guarantor’s obligations under its Note Guarantee, will terminate (except the obligations of the Issuer and the Guarantors in Article 2 and Sections 4.01, 4.02, 7.06, 8.05 and 8.06 which expressly survive such termination) if:

(i)(A) all Notes previously authenticated and delivered (other than (1) destroyed, lost or stolen Notes that have been replaced or (2) Notes for whose payment money or U.S. Government Obligations have been held in trust and then repaid to the Issuer pursuant to Section 8.05) have been delivered to the Trustee for cancellation and the Issuer has paid all sums payable by it hereunder; or

(B)  the Notes mature within 60 days, or all of them are to be called for redemption within 60 days under arrangements satisfactory to the Trustee for giving the notice of redemption and,

(1)the Issuer irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders, money or U.S. Government Obligations or a combination thereof sufficient, without reinvestment, in the opinion of an Independent Financial Advisor to the extent such amounts consist of U.S. Government Obligations, expressed in a written certificate delivered to the Trustee, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder,

(2)no Default has occurred and is continuing on the date of the deposit, and

(3)the deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Issuer is a party or by which it is bound; and

(ii)the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Indenture have been complied with.

(b)After satisfying the conditions in clause (a), the Trustee, upon request, will acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture other than the surviving obligations.

Section 8.02Legal Defeasance.  After the 123rd day following the deposit referred to in clause (a) below, the Issuer’s obligations under the Notes and this Indenture, and each Guarantor’s obligations under its Note Guarantee, will terminate (except the obligations of the Issuer and the Guarantors in Article 2 and Sections 4.01, 4.02, 7.06, 8.05 and 8.06 which expressly survive such termination) provided the following conditions have been satisfied:

(a)The Issuer has irrevocably deposited in trust with the Trustee, as trust funds solely for the benefit of the Holders, money or U.S. Government Obligations or a combination thereof sufficient, without reinvestment, in the opinion of an Independent Financial Advisor to the extent such amounts consist of U.S. Government Obligations, expressed in a written certificate delivered to the Trustee, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, provided that any redemption before maturity has been irrevocably provided for under arrangements satisfactory to the Trustee.

(b)No Default has occurred and is continuing on the date of the deposit or occurs at any time during the 123-day period following the deposit.

(c)The deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Issuer is a party or by which it is bound.

(d)The Issuer has delivered to the Trustee

(i)either (x) a ruling received from the Internal Revenue Service to the effect that the beneficial owners will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case or (y) an Opinion of Counsel, based on a change in law after the date of this Indenture, to the same effect as the ruling described in subparagraph (x) of this clause (d)(i), and

(ii)an Opinion of Counsel to the effect that after the passage of 123 days following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law.

(e)If the Notes are listed on a national securities exchange, the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that the deposit and defeasance will not cause the Notes to be delisted.

(f)The Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance have been complied with.

Prior to the end of the 123-day period, none of the Issuer’s obligations under this Indenture will be discharged.  Thereafter, the Trustee upon request will acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for the surviving obligations specified above.

Section 8.03Covenant Defeasance.  After the 123rd day following the deposit referred to in Section 8.02(a), the Issuer’s obligations set forth in Sections 4.07 through 4.20, inclusive, Section 5.01(a)(iv)(C), and each Guarantor’s obligations under its Note Guarantee, will terminate, and clauses (c), (d), (e), (f) and (h) of Section 6.01 will no longer constitute Events of Default, provided the following conditions have been satisfied:

(a)The Issuer has complied with clauses (a), (b), (c), (d)(ii), (e) and (f) of Section 8.02; and

(b)the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case.

Except as specifically stated above, none of the Issuer’s obligations under this Indenture will be discharged.

Section 8.04Application of Trust Money.  Subject to Section 8.05, the Trustee will hold in trust the money or U.S. Government Obligations deposited with it pursuant to Sections 8.01, 8.02 or 8.03, and apply the deposited money and the proceeds from deposited U.S. Government Obligations to the payment of principal of and interest on the Notes in accordance with the Notes and this Indenture.  Such money and U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

Section 8.05Repayment to Issuer.  Subject to Sections 7.06, 8.01, 8.02 and 8.03, the Trustee will promptly pay to the Issuer upon request any excess money held by the Trustee at any time and thereupon be relieved from all liability with respect to such money.  The Trustee will pay to the Issuer upon request any money held for payment with respect to the Notes that remains unclaimed for two years, provided that before making such payment the Trustee may at the expense of the Issuer publish once in a newspaper of general circulation in New York City, or send to each Holder entitled to such money, notice that the money remains unclaimed and that after a date specified in the notice (at least 30 days after the date of the publication or notice) any remaining unclaimed balance of money will be repaid to the Issuer.  After payment to the Issuer, Holders entitled to such money must look solely to the Issuer for payment, unless applicable law designates another Person, and all liability of the Trustee with respect to such money will cease.

Section 8.06Reinstatement.  If and for so long as the Trustee is unable to apply any money or U.S. Government Obligations held in trust pursuant to Section 8.01, 8.02 or 8.03 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and each Guarantor’s obligations under this Indenture, the Notes and its Note Guarantee will be reinstated as though no such deposit in trust had been made.  If the Issuer or any Guarantor makes any payment of principal of or interest on any Notes because of the reinstatement of its obligations, they will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held in trust.

Article 9

Amendments, Supplements and Waivers

Section 9.01Amendments Without Consent of Holders.  (a) The Issuer, the Guarantors and the Trustee (upon the Trustee’s receipt of an Officers’ Certificate and an Opinion of Counsel confirming compliance with the requirements of this Indenture), may amend or supplement this Indenture, the Notes or any Note Guarantee without notice to or the consent of any Noteholder (provided that the existing Guarantors need not be a party to any supplemental indenture or modification of the type described in clause (v) below):

(i)to cure any ambiguity, defect or inconsistency in this Indenture, the Notes or any Note Guarantee in a manner that is not materially adverse to the interest of the Holders of the Notes;

(ii)to comply with Article 5, including to provide for the assumption by a successor of the obligations of the Issuer or any Guarantor;

(iii)to evidence and provide for the acceptance of an appointment hereunder by a successor Trustee;

(iv)to provide for uncertificated Notes in addition to or in place of Certificated Notes, provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the U.S. Code;

(v)to provide for any Note Guarantee or to confirm and evidence the release, termination or discharge of any Note Guarantee when such release, termination or discharge is permitted by this Indenture;

(vi)to provide for or confirm the issuance of Additional Notes;

(vii)to make any other change that does not materially and adversely affect the rights of any Holder; or

(viii)to conform any provision of this Indenture, the Notes or any Note Guarantee to the “Description of Notes” under the Offering Memorandum.

Section 9.02Amendments With Consent of Holders.  (a) Except as otherwise provided in Sections 6.02, 6.04, 6.07, or 9.01 (where consent is not required) or clause (b), the Issuer, the Guarantors and the Trustee (upon the Trustee’s receipt of an Officers’ Certificate and an Opinion of Counsel confirming compliance with the requirements of this Indenture), may amend or supplement this Indenture, the Notes or any Note Guarantee with the written consent of the Holders of a majority in principal amount of the outstanding Notes, and the Holders of a majority in principal amount of the outstanding Notes by written notice to the Trustee may waive future compliance by the Issuer or a Restricted Subsidiary with any provision of this Indenture or the Notes.

(b)Notwithstanding the provisions of clause (a), without the consent of each Holder affected, an amendment or waiver may not:

(i)reduce the principal amount of or change the Stated Maturity of any installment of principal of any Note;

(ii)reduce the rate of or change the Stated Maturity of any interest payment on any Note;

(iii)reduce the amount payable upon the redemption of any Note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any Note may be redeemed (other than provisions regarding notice periods for any such redemption) or, except as otherwise expressly described in Section 3.05, once notice of redemption has been given, the time at which such Note must be redeemed;

(iv)after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereof;

(v)make any Note payable in money other than that stated in the Note;

(vi)impair the right of any Holder of the Notes to receive any principal payment or interest payment on such Holder’s Notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment;

(vii)make any change in the percentage of the principal amount of the Notes required for amendments or waivers;

(viii)modify or change any provision of this Indenture affecting the ranking of the Notes or any Note Guarantee in a manner materially adverse to the Holders of the Notes;

(ix)make any change in any Note Guarantee that would adversely affect the Holders of the Notes; and

(x)make any change in the provisions of this Indenture described under Section 4.21 that materially and adversely affects the rights of any Holder or amend the terms of the Notes in a way that would result in a loss of exemption from any applicable Taxes.

It is not necessary for Holders of the Notes to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

Section 9.03Effect of Consent.  (a) After an amendment, supplement or waiver becomes effective, it will bind every Holder unless it is of the type requiring the consent of each Holder affected.  If the amendment, supplement or waiver is of the type requiring the consent of each Holder affected, the amendment, supplement or waiver will bind each Holder that has consented to it and every subsequent Holder of a Note that evidences the same debt as the Note of the consenting Holder.

(b)If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver it to the Trustee so that the Trustee may place an appropriate notation of the changed terms on the Note and return it to the Holder, or exchange it for a new Note that reflects the changed terms.  The Trustee may also place an appropriate notation on any Note thereafter authenticated.  However, the effectiveness of the amendment, supplement or waiver is not affected by any failure to annotate or exchange Notes in this fashion.

Section 9.04Trustee’s Rights and Obligations.  The Trustee is entitled to receive, and will be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article is authorized or permitted by this Indenture.  If the Trustee has received such Officers’ Certificate and such Opinion of Counsel, it shall sign the amendment, supplement or waiver so long as the same does not adversely affect the rights of the Trustee.  The Trustee may, but is not obligated to, execute any amendment, supplement or waiver that affects the Trustee’s own rights, duties or immunities under this Indenture.

Section 9.05Payments for Consents. Neither the Issuer nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or any Note Guarantee unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Section 9.06Notice of Amendments.  After an amendment, supplement or waiver under this Article 9 becomes effective, the Issuer shall give to the Holders affected thereby a notice in accordance with Section 11.02 briefly describing the amendment, supplement or waiver.  The Issuer will deliver copies of supplemental indentures to Holders upon request.  Any failure of the Issuer to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Article 10

Note Guarantees

Section 10.01The Note Guarantees.  Subject to the provisions of this Article, each Guarantor, by execution of a supplemental indenture or Note Guarantee Agreement in accordance with Section 10.08, fully, irrevocably and unconditionally Guarantees as primary obligor and not merely as surety, jointly and severally, on an unsecured basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an Offer to Purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Issuer under this Indenture.  Upon failure by the Issuer to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Indenture.

Section 10.02Guarantee Unconditional.  The obligations of each Guarantor under its Note Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a)any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under this Indenture or any Note, by operation of law or otherwise;

(b)any modification or amendment of or supplement to this Indenture or any Note;

(c)any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in this Indenture or any Note;

(d)the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Issuer, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e)any invalidity or unenforceability relating to or against the Issuer for any reason of this Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuer of the principal of or interest on any Note or any other amount payable by the Issuer under this Indenture; or

(f)any other act or omission to act or delay of any kind by the Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.

Section 10.03Discharge; Reinstatement.  Subject to Section 10.09, each Guarantor’s obligations under its Note Guarantee shall remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuer under this Indenture have been paid in full.  If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Issuer under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, each Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 10.04Waiver by the Guarantors.  Each Guarantor shall irrevocably waive acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person.

Section 10.05Subrogation and Contribution.  Upon making any payment with respect to any obligation of the Issuer pursuant to its Note Guarantee, the Guarantor making such payment will be subrogated to the rights of the payee against the Issuer with respect to such obligation, provided that no Guarantor may enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Issuer hereunder or under the Notes remains unpaid.

Section 10.06Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Issuer under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 10.07Limitation on Amount of Note Guarantee.  Notwithstanding anything to the contrary in this Article, each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that no Note Guarantee of any Guarantor shall constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law, Bermuda, Spain, Colombia or Argentina law or any provision of any other applicable law, to the extent applicable to any Note Guarantee.  To effectuate that intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Note Guarantee are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law, Bermuda, Spain, Colombia or Argentina law, or any provision of any other applicable law, as applicable.

Notwithstanding the above, any Guarantee, indemnity, obligation and/or liability granted, incurred, undertaken, assumed or otherwise agreed by a Guarantor incorporated under the laws of Spain shall be limited by the restrictions contained in the Spanish Companies Act, and in particular, those limitations set out in articles 143.2 and 150 of the Spanish Companies Act.

Section 10.08Execution and Delivery of Guarantee.  The execution by each Guarantor a supplemental indenture in the form of Exhibit B or a Note Guarantee Agreement evidences the Note Guarantee of such Guarantor on the terms set forth in this Article 10, whether or not the Person signing as an Officer of the Guarantor still holds that office at the time of authentication of any Note.  The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Indenture on behalf of each Guarantor.  The Issuer may be required to cause certain other Subsidiaries to provide a Note Guarantee pursuant to the provisions of Section 4.11.

Section 10.09Release of Note Guarantee.  The Note Guarantee of a Guarantor will terminate upon:

(a)a sale or other disposition (including by way of consolidation, amalgamation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by this Indenture;

(b)if the Note Guarantee was required pursuant to the terms of this Indenture, including pursuant to Section 4.11 the cessation of the circumstances requiring the Note Guarantee;

(c)the designation of such Guarantor as an Unrestricted Subsidiary in accordance with this Indenture; or

(d)defeasance or discharge of the Notes, as provided in Article 8.

Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel that all conditions precedent to the release of the relevant Guarantor have been complied with, the Trustee will execute any documents reasonably requested by the Issuer in writing in order to evidence the release of the Guarantor from its obligations under its Note Guarantee.

Section 10.10Spanish Law Particularities.  (a) Any Guarantor incorporated or organized under the laws of Spain shall acknowledge that the obligations under its Note Guarantee shall constitute, when due and payable under its Note Guarantee, liquid, due and payable obligations of such Guarantor (deuda líquida y exigible).

(b)Any Guarantor incorporated or organized under the laws of Spain shall acknowledge that its Note Guarantee shall be construed as a first demand guarantee (garantía a primera demanda) and not as a guarantee (fianza) pursuant to Section 1,822 et seq.  of the Spanish Civil Code, and, therefore, the benefits of preference (excusión), order (orden) and division (división) shall not be applicable.

(c)For the purposes of the Spanish Insolvency Law, in case the Guarantor files a restructuring plan within pre-insolvency proceedings or a composition agreement within insolvency proceedings, the contingent claims arising from the Indenture and the supplemental indenture or Note Guarantee Agreement providing such Guarantee Note may be affected by said restructuring plan or composition agreement even if the Bondholder votes against them so long as the relevant majorities for the cramdown are met.

(d)For the avoidance of doubt, the obligations of any Guarantor incorporated or organized under the laws of Spain shall not extend to any obligation that would constitute unlawful financial assistance within the meaning of Section 143.2 or Section 150 of the Spanish Companies Act.

(e)By their acceptance of the Notes, the Holders hereby authorize the Trustee or any agent appointed by the Holders or the Trustee, as the case may be, and the Trustee may (but shall not be obligated) to execute and deliver any actions and documents in relation to a Note Guarantee provided by a Guarantor incorporated under the laws of Spain, including appearing before Spanish notaries to grant or execute any Spanish Public Document or private document related to this mandate and, specifically, those deemed necessary or appropriate according to the mandate received (including, but not limited to, amendments or ratifications of the Note Guarantee or any other document related thereto, all the above with express faculties of self-contracting (autocontratación), sub-empowering (subdelegación), multiple representation (multirepresentación) and/or conflict of interest (conflicto de interés)); provided, however, that the Trustee shall not be required to make any determination as to whether any such actions must be taken and/or documents executed with respect to any such Note Guarantee.  The Trustee may, but is not obligated to, take any such action and/or execute any such documentation in connection with the foregoing that affects the Trustee’s own rights, duties or immunities under this Indenture; provided, that, in no event shall the Trustee be required to take any action outside the United States or execute any Spanish language documents.  It is hereby expressly acknowledged and agreed that the Trustee is not responsible for the terms or contents of any such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose.  The Holders shall, if so requested by the Trustee or any agent appointed for such purpose in relation to any eventual enforcement of any Note Guarantee delivered by a Guarantor incorporated or organized under the laws of Spain in relation to any actions to be carried out in Spain, (i) grant a power of attorney in favor of the Trustee or such agent for such purposes and (ii) notarize and apostille such power of attorney before a notary public in their jurisdiction of incorporation (if the process of notarization and apostille exists within that relevant jurisdiction, if not, to carry out the proper legalization process in order for such power of attorney to be valid in Spain).

Article 11

Miscellaneous

Section 11.01Noteholder Actions.  (a) (i) Any request, demand, authorization, direction, notice, consent to amendment, supplement or waiver or other action provided by this Indenture to be given or taken by a Holder (as used in this Section, an “act”) may be evidenced by an instrument signed by the Holder delivered to the Trustee.  The fact and date of the execution of the instrument, or the authority of the person executing it, may be proved in any manner that the Trustee deems sufficient.

(ii)The Trustee may make reasonable rules for action by or at a meeting of Holders, which will be binding on all the Holders.

(b)Any act by the Holder of any Note binds that Holder and every subsequent Holder of a Note that evidences the same debt as the Note of the acting Holder, even if no notation thereof appears on the Note.  Subject to clause (c), a Holder may revoke an act as to its Notes, but only if the Trustee receives the notice of revocation before the date the amendment or waiver or other consequence of the act becomes effective.

(c)The Issuer may, but is not obligated to, fix a record date for the purpose of determining the Holders entitled to act with respect to any amendment or waiver or in any other regard, except that during the continuance of an Event of Default, only the Trustee may set a record date as to notices of default, any declaration or acceleration or any other remedies or other consequences of the Event of Default.  If a record date is fixed, those Persons that were Holders at such record date and only those Persons will be entitled to act, or to revoke any previous act, whether or not those Persons continue to be Holders after the record date.  No act will be valid or effective for more than 90 days after the record date.

Section 11.02Notices.  (a) Any notice or communication to the Issuer will be deemed given if in writing (i) when delivered in person or (ii) when mailed by first class mail or (iii) when published or, if published on different dates, on the date of the first such publication.  Notices or communications to a Guarantor will be deemed given if given to the Issuer.  Any notice to the Trustee shall be in writing in English and will be effective only upon actual receipt by the Trustee at its Corporate Trust Office.  In each case the notice or communication should be addressed as follows:

if to the Issuer:

GeoPark Limited

Calle 94 N° 11-30 8° piso Bogota, Colombia Tel: +57 1 743 2337

Attention:  Jaime Caballero Uribe

if to the Trustee, Registrar, Transfer Agent and Paying Agent:

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, New York 10286

Attention: Global Corporate Trust Administration

Re: GeoPark

Tel: (212) 815-8387

Email: gcs.specialty.glam.conv@bnymellon.com

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b)As long as Global Notes are outstanding, notices to be given to Holders will be given to the Depositary, in accordance with its applicable policies as in effect from time to time.  If Issuer issues Certificated Notes, notices to be given to Holders will be sent by mail to the respective addresses of the Holders as they appear in the Register.

(c)Except as otherwise expressly provided with respect to published notices, any notice or communication to a Holder will be deemed given on the date of mailing or of publication as aforesaid or, if published on different dates, on the date of the first such publication, at its address as it appears on the Register by first class mail or, as to any Global Note registered in the name of DTC or its nominee, in accordance with the applicable procedures of DTC.  Copies of any notice or communication to a Holder, if given by the Issuer, will be given to the Trustee at the same time.  Neither the failure to give any notice to a particular Holder, nor any defect in the content or form of mailing of a notice or communication to any particular Holder, will affect its sufficiency with respect to other Holders.

(d)Where this Indenture provides for notice, the notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and the waiver will be the equivalent of the notice.  Waivers of notice by Holders must be filed with the Trustee, but such filing is not a condition precedent to the validity of any action taken in reliance upon such waivers.

(e)The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Indenture and any related financing documents and delivered using Electronic Means; provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing.  If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling.  The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer.  The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 11.03Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer will furnish to the Trustee:

(a)an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)an Opinion of Counsel stating that all such conditions precedent have been complied with; provided that no such Opinion of Counsel shall be required to be delivered in connection with the issuance of the Initial Notes that are issued on the Issue Date.

Section 11.04Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(a)a statement that each person signing the certificate or opinion has read the covenant or condition and the related definitions;

(b)a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in the certificate or opinion is based;

(c)a statement that, in the opinion of each such person, that person has made such examination or investigation as is necessary to enable the person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with, provided that an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials with respect to matters of fact.

Section 11.05Payment Date Other Than A Business Day.  If any payment with respect to a payment of any principal of, premium, if any, or interest on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

Section 11.06Governing Law, Etc.  (a) This Indenture, including any Note Guarantee and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)Each of the parties hereto:

(i)agrees that any suit, action or proceeding against it arising out of or relating to this Indenture or the Notes, as the case may be, may be instituted in any U.S. federal or New York state court sitting in the Borough of Manhattan, New York City, New York,

(ii)irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding,

(iii)waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum and any right to the jurisdiction of any other courts to which it may be entitled on account of place of residence or domicile, and

(iv)agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding and may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment.

(c)Each of the Issuer and the Initial Guarantors has appointed, and any future Guarantor will appoint, Cogency Global Inc., with offices currently at 122 East 42nd Street, 18th Floor, New York, NY 10168, as its authorized agent (the “Authorized Agent”) upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon this Indenture, the Notes or any Note Guarantee which may be instituted in any New York state or U.S. federal court in New York City, New York.  The Issuer and each Guarantor represent and warrant that the Authorized Agent has accepted such appointments and has agreed to act as said agent for service of process, and the Issuer and each Guarantor agree to take any and all actions, including the filing of any and all documents, that may be necessary to continue each such appointment in full force and effect as aforesaid so long as the Notes remain outstanding.  The Issuer and each Guarantor agree that the appointment of the Authorized Agent shall be irrevocable so long as any of the Notes remain outstanding or until the irrevocable appointment by the Issuer and each Guarantor of a successor agent in New York City, New York as their Authorized Agent for such purpose and the acceptance of such appointment by such successor.  Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and each Guarantor.

(d)To the extent that the Issuer or a Guarantor or any of their respective properties, assets or revenues may have or hereafter become entitled to, or have attributed to the Issuer or any Guarantor, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from setoff or from counterclaim from the jurisdiction of any Bermudian, Colombian, Argentine, Spanish, New York State, U.S. federal court or other applicable jurisdiction, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any such court in which proceedings may at any time be commenced, with respect to the obligations and liabilities of the Issuer or such Guarantor, or any other matter under or arising out of or in connection with, the Notes, any Note Guarantee or this Indenture, the Issuer and each Guarantor irrevocably and unconditionally waive or shall waive such right, and agree not to plead or claim any such immunity and consent to such relief and enforcement.

(e)EACH OF THE ISSUER, ANY GUARANTOR AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.07Currency Conversion.  (a) U.S. Dollars is the sole currency of account and payment for all sums payable by the Issuer and each Guarantor, under or in connection with the Notes, the Note Guarantees or this Indenture.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due under this Indenture, the Notes or any Note Guarantee to the Trustee or a Holder of a Note from U.S. Dollars into another currency, the Issuer and each Guarantor agree, and each Holder agrees, to the fullest extent that the Issuer, each Guarantor and they may effectively do so, that the rate of exchange used will be that at which in accordance with normal banking procedures such Holder or the Trustee, as applicable, could purchase U.S. Dollars with such other currency in New York City, New York on the day two Business Days preceding the day on which final judgment is given.

(b)The Issuer’s and each Guarantor’s obligations in respect of any sum payable by them to the Trustee or a Holder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the Trustee or by the Holder of a Note of any sum adjudged to be so due in the Judgment Currency, the Trustee or the Holder of such Note, as applicable, may in accordance with normal banking procedures purchase U.S. Dollars with the Judgment Currency; if the amount of the U.S. Dollars so purchased is less than the sum originally due to the Trustee or such Holder in the Judgment Currency (determined in the manner set forth in the preceding clause (a)), the Issuer and each Guarantor agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Trustee and the Holder of such Note against such loss, and if the amount of the U.S. Dollars so purchased exceeds the sum originally due to the Trustee or such Holder, the Trustee and such Holder agrees to remit to the Issuer or such Guarantor such excess, provided that the Trustee and such Holder will have no obligation to remit any such excess as long as the Issuer or the Guarantors have failed to pay the Trustee or such Holder any obligations due and payable under this Indenture, such Note or any Note Guarantee, in which case such excess may be applied to the Issuer’s or each Guarantor’s obligations under this Indenture, such Note or any Note Guarantee in accordance with the terms thereof.

(c)The indemnities of the Issuer and each Guarantor contained in this Section, to the extent permitted by law: (i) constitute a separate and independent obligation from the other obligations of the Issuer and each Guarantor under this Indenture and the Notes; (ii) shall give rise to a separate and independent cause of action against the Issuer and each Guarantor; (iii) shall apply irrespective of any indulgence granted by the Trustee or any Holder of the Notes from time to time; (iv) shall continue in full force and effect notwithstanding any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under the Notes or this Indenture; and (v) shall survive the termination of this Indenture.

Section 11.08No Adverse Interpretation of Other Agreements.  This Indenture may not be used to interpret another indenture or loan or debt agreement of the Issuer or any Subsidiary of the Issuer, and no such indenture or loan or debt agreement may be used to interpret this Indenture.

Section 11.09Successors.  All agreements of the Issuer or any Guarantor in this Indenture and the Notes will bind its successors.  All agreements of the Trustee in this Indenture will bind its successor.

Section 11.10Duplicate Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Indenture and of signature pages by electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

Section 11.11Separability.  In case any provision in this Indenture, in the Notes or of any Note Guarantee is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 11.12Table of Contents and Headings.  The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and in no way modify or restrict any of the terms and provisions of this Indenture.

Section 11.13No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders.  No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or such Guarantor under the Notes, any Note Guarantee, this Indenture or for any claim based on, in respect of, or by reason of, such obligations.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 11.14Patriot Act.  The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account.  The parties to this Indenture agree that they will provide to the Trustee and Agents such information as it may request, from time to time, in order for the Trustee and Agents to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 11.15Force Majeure.  The Trustee and Agents shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee or any Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or other communication facility).

GEOPARK LIMITED, as Issuer

By:	/s/ Jaime Caballero Uribe
Name: Jaime Caballero Uribe
Title: Chief Financial Officer

GeoPark - Signature Page to Indenture

THE BANK OF NEW YORK MELLON, as
Trustee, Registrar, Paying Agent and Transfer Agent

By:	/s/ Truman J. Witt
Name: Truman J. Witt
Title: Vice President

GeoPark - Signature Page to Indenture

EXHIBIT A

[FACE OF NOTE]

GeoPark Limited

8.750% Senior Notes due 2030

[CUSIP: 37255B AC3

ISIN: US37255BAC37]1

[CUSIP: G38327 AD7

ISIN: USG38327AD78] 2

No. [R-1][S-1]	US$

GeoPark Limited, an exempted company incorporated under the laws of Bermuda (the “Issuer”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to [Cede & Co., the nominee for The Depository Trust Company], or its registered assigns, the principal sum of [        ] DOLLARS (US$[   ]) [or such other amount as indicated on the Schedule of Increases and Decreases in Global Note attached hereto] on January 31, 2030.

Interest Rate: 8.750% per annum.

Interest Payment Dates: January 31 and July 31, commencing on July 31, 2025.

Regular Record Dates: January 29 and July 29 (whether or not a Business Day).

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

[1]	Include for U.S. Global Notes
[2]	Include for Offshore Global Notes

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS HEREOF, the Issuer has caused this Note to be signed manually or electronically by its duly authorized Officer.

GEOPARK LIMITED

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the 8.750% Senior Notes due 2030, described in the Indenture referred to in this Note.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

Date:

[REVERSE SIDE OF NOTE]

GeoPark Limited

8.750% Senior Notes Due 2030

1.	Principal and Interest.

The Issuer promises to pay the principal of this Note on January 31, 2030.

The Issuer promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth on the face of this Note, at the rate of 8.750% per annum.

Interest will be payable semiannually (to the Holders of record of the Notes at the close of business on the January 29 or July 29 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing on July 31, 2025.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a Regular Record Date and the next Interest Payment Date, from such Interest Payment Date) or, if no interest has been paid, from the Issue Date.  Interest will be computed in the basis of a 360-day year of twelve 30-day months.

The Issuer will pay interest on overdue principal, premium, if any, and, to the extent lawful, interest at a rate per annum that is 1% in excess of 8.750%.  Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date, which will be the 15th day preceding the date fixed by the Issuer for the payment of such interest, whether or not such day is a Business Day.  The Issuer shall fix or cause to be fixed any such special record date and payment date, and, at least 15 days before any such special record date, the Issuer shall deliver to each Holder, with a copy to the Trustee, a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

2.	Indenture; Note Guarantees

This is one of the Notes issued under an Indenture dated as of January 31, 2025 (as amended from time to time, the “Indenture”), among GeoPark Limited (the “Issuer”), an exempted company incorporated under the laws of Bermuda and The Bank of New York Mellon, as Trustee, Registrar, Paying Agent and Transfer Agent.  Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated.  The terms of the Notes include those stated in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of all such terms.  To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Indenture limits the original aggregate principal amount of the Initial Notes to US$550,000,000, but Additional Notes may be issued pursuant to the Indenture, and the Initial Notes and all such Additional Notes will vote together as one class on all matters with respect to the Notes.  The Issuer’s obligations under this Note and the Indenture are Guaranteed by the Guarantors as set forth in the Indenture.

3.	Redemption and Repurchase; Discharge Prior to Redemption or Maturity.

This Note is subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture.  There is no sinking fund or mandatory redemption applicable to this Note.

If the Issuer deposits with the Trustee money or U.S. Government Obligations or a combination thereof sufficient without reinvestment, in the opinion of an Independent Financial Advisor to the extent such amounts consist of U.S. Government Obligations, expressed in a written certificate delivered to the Trustee, to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Issuer may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.

4.	Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form, without interest coupons, in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof.  A Holder may register the transfer or exchange of Notes in accordance with the Indenture.  The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

5.	Defaults and Remedies.

If an Event of Default (other than a bankruptcy or insolvency default with respect to the Issuer or any Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if the notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of and accrued interest on all the Notes to be due and payable.  If a bankruptcy or insolvency default with respect to the Issuer or any Significant Subsidiary occurs, the principal of and accrued interest on the Notes then outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may require indemnity and/or security satisfactory to it before it enforces the Indenture or the Notes.  Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

6.	Amendment and Waiver.

Subject to certain exceptions, the Indenture, the Notes and the Note Guarantees may be amended, or default may be waived, with the written consent of the Holders of a majority in principal amount of the outstanding Notes.  Without notice to or the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the

Note Guarantees, to among other things, cure any ambiguity, defect or inconsistency in a manner that is not materially adverse to the interests of the Holders.

7.	Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) manually or electronically signs the certificate of authentication on the other side of this Note.

8.	Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

9.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Issuer will furnish a copy of the Indenture to any Holder upon written request and without charge.

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing an attorney to transfer said Note on the books of the Issuer with full power of substitution in the premises.

[THE FOLLOWING PROVISION TO BE INCLUDED ON ALL

CERTIFICATES BEARING A RESTRICTED LEGEND]

In connection with any transfer of this Note occurring prior to ______________, the undersigned confirms that such transfer is made without utilizing any general solicitation or general advertising and further as follows:

Check One

☐(1) This Note is being transferred to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act of 1933, as amended and certification in the form of Exhibit H to the Indenture is being furnished herewith.

☐(2) This Note is being transferred to a Non-U.S. Person in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Regulation S thereunder, and certification in the form of Exhibit G to the Indenture is being furnished herewith.

or

☐(3) This Note is being transferred other than in accordance with (1) or (2) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If none of the foregoing boxes is checked, the Trustee is not obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in the Indenture have been satisfied.

Date: _______________________

Seller

By:

NOTICE:  The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:3

By
To be executed by an executive officer

3Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have all of this Note purchased by the Issuer pursuant to Section 4.12 or Section 4.13 of the Indenture, check the box:  ☐

If you wish to have a portion of this Note purchased by the Issuer pursuant to Section 4.12 or Section 4.13 of the Indenture, state the amount (in original principal amount) below:

US$_________________________.

Date: ______________________

Your Signature: ________________________________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:1 _____________________________________

1Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE1

The following increases or decreases in this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee

[1]	For Global Notes.

EXHIBIT B

SUPPLEMENTAL INDENTURE

dated as of

among

GEOPARK LIMITED

as Issuer

[NEW GUARANTOR]

and

THE BANK OF NEW YORK MELLON

as Trustee, Registrar, Transfer Agent and Paying Agent

______________________________

8.750% Senior Notes due 2030

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of ________________, _____, among GeoPark Limited (the “Issuer”), an exempted company incorporated under the laws of Bermuda and The Bank of New York Mellon, as Trustee, Registrar, Paying Agent and Transfer Agent (“Trustee”) and [ ] as [an] additional Guarantor[s] ([each an][the] “Undersigned”).

RECITALS

WHEREAS, the Issuer and the Trustee entered into the Indenture, dated as of January 31, 2025 (as amended, modified and/or supplemented from time to time the “Indenture”), relating to the Issuer’s 8.750% Senior Notes due 2030 (the “Notes”);

WHEREAS, [add reference to any previous supplemental indentures to add Guarantors]; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer, are authorized to execute and deliver this Supplemental Indenture without the consent of the Holders of the Notes.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.Each of the Undersigned, by its execution of this Supplemental Indenture, hereby agrees to become a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3.This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture, the Indenture, the Notes, any Note Guarantee or the transactions contemplated by this Supplemental Indenture, the Indenture or the Notes.

Section 4.This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.  The exchange of copies of this Supplemental Indenture and of signature pages by electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

Section 5.This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6.All notices or other communications to the Undersigned shall be given to [  ] as provided in Section 11.02 of the Indenture.

Section 7.Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 8.The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, adequacy or sufficiency of this Supplemental Indenture or any Guarantor’s Note Guarantee or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer and not by the Trustee, and the Trustee assumes no responsibility for their correctness.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

GEOPARK LIMITED, as Issuer

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee,
Registrar, Paying Agent and Transfer Agent

By:
Name:
Title:

[ ], as New Guarantor

By:
Name:
Title:

EXHIBIT C

NOTE GUARANTEE AGREEMENT

Dated as of [●], 20[●]

by

[●],

as Guarantor,

In favor of

THE BANK OF NEW YORK MELLON, as

Trustee for the Noteholders

and

the Noteholders

NOTE GUARANTEE AGREEMENT

NOTE GUARANTEE AGREEMENT (this “Note Guarantee Agreement”), dated as of [●], 20[●], by [●] (the “Guarantor”), a [●] organized, existing and incorporated under the laws of [●], in favor of THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee under the Indenture (the “Trustee”) and the Holders of the Notes issued under the Indenture (each, as hereinafter defined).

WITNESSETH:

WHEREAS, GeoPark Limited, an exempted company incorporated under the laws of Bermuda (the “Issuer”), as Issuer and the Trustee have entered into an Indenture dated as of January 31, 2025 (as amended, modified and/or supplemented from time to time, the “Indenture”);

WHEREAS, the Guarantor is willing to enter into this Note Guarantee Agreement in order to provide the Trustee and the Holders of the Notes with an irrevocable and unconditional Note Guarantee on the terms set forth herein; and

WHEREAS, the Guarantor agrees that it will derive substantial direct and indirect benefits from the issuance of the Notes by the Issuer, and the Guarantor is entering into this Note Guarantee Agreement to provide a Note Guarantee for the equal and ratable benefit of the Trustee and the Noteholders in contemplation of such benefits;

NOW, THEREFORE, the Guarantor hereby agrees as follows:

SECTION 1.Definitions.

All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as supplemented and amended from time to time.  All such definitions shall be read in a manner consistent with the terms of this Note Guarantee Agreement.

SECTION 2.Note Guarantee.  (a)The Guarantor hereby fully, unconditionally and irrevocably Guarantees, jointly and severally, as primary obligor and not merely as surety, on an unsecured basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an Offer to Purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Issuer under the Indenture.  Upon failure by the Issuer to pay punctually any such amount, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture, according to the terms hereof and of the Indenture, and all other obligations of the Issuer with respect to the Notes and the Indenture to any Holder or with respect to the Trustee thereunder (the “Guarantor’s Obligations”) in accordance with and on the terms set forth herein and Article 10 of the Indenture.

(b)

Guarantee Unconditional.  The obligations of the Guarantor under its Note Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a)any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under the Indenture or any Note, by operation of law or otherwise;

(b)any modification or amendment of or supplement to the Indenture or any Note;

(c)any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in the Indenture or any Note;

(d)the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Issuer, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e)any invalidity or unenforceability relating to or against the Issuer for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuer of the principal of or interest on any Note or any other amount payable by the Issuer under the Indenture; or

(f)any other act or omission to act or delay of any kind by the Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations thereunder.

(c)

Discharge; Reinstatement.  The Guarantor’s obligations under its Note Guarantee shall remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuer under the Indenture have been paid in full.  If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Issuer under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, the Guarantor’s obligations under its Note Guarantee with respect to such payment will be reinstated as though such payment had been due but not made at such time.

(d)

Waiver by the Guarantor.  The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person.

(e)	Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuer under Article 10 of the Indenture, the Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Issuer under the Indenture or under the Notes remains unpaid.

(f)

Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Issuer under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantor hereunder forthwith on demand by the Trustee or the Holders.

(g)

Limitation on Amount of Note Guarantee.  Notwithstanding anything to the contrary in Article 10 of the Indenture, the Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantor’s Note Guarantee shall not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law, Bermuda, Spain, Colombia or Argentina law or any provision of any other applicable law, to the extent applicable to such Note Guarantee.  To effectuate that intention, the Guarantor hereby irrevocably agrees  (and by execution of the Indenture, the Trustee irrevocably agrees and by acceptance of a Note, each Holder irrevocably agrees) that the obligations of the Guarantor under its Note Guarantee are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law, Bermuda, Spain, Colombia or Argentina law, or any provision of any other applicable law, as applicable.

[Notwithstanding the above, any guarantee, indemnity, obligation and/or liability granted, incurred, undertaken, assumed or otherwise agreed by the Guarantor are limited by the restrictions contained in the Spanish Companies Act, and in particular, those limitations set out in article 143.2 and 150 of the Spanish Companies Act.]1

(h)

Execution and Delivery of Guarantee.  The execution by the Guarantor of this Note Guarantee Agreement evidences the Note Guarantee of such Guarantor, whether or not the Person signing as an Officer of the Guarantor still holds that office at the time of authentication of any Note.  The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Note Guarantee Agreement on behalf of the Guarantor.

(i)	Release of Note Guarantee. The Guarantor’s Note Guarantee will terminate in accordance with Section 10.09 of the Indenture.

[1]	Only applicable for Guarantors incorporated or organized under the laws of Spain.

(j)

[Spanish Law Particularities.  (a) The Guarantor acknowledges that the obligations under its Note Guarantee constitute, when due and payable in accordance with the terms of its Note Guarantee, liquid, due and payable obligations (deuda líquida y exigible).

(b)The Guarantor acknowledges that its Note Guarantee shall be construed as a first demand guarantee (garantía a primera demanda) and not as a guarantee (fianza) pursuant to Section 1,822 et seq.  of the Spanish Civil Code, and, therefore, the benefits of preference (excusión), order (orden) and division (división) shall not be applicable.

(c)For the purposes of the Spanish Insolvency Law, in case the Guarantor files a restructuring plan within pre-insolvency proceedings or a composition agreement within insolvency proceedings, the contingent claims arising from the Indenture and the supplemental indenture or Note Guarantee Agreement providing such Guarantee Note may be affected by said restructuring plan or composition agreement even if the Bondholder votes against them so long as the relevant majorities for the cramdown are met.

(d)For the avoidance of doubt, the obligations of the Guarantor will not extend to any obligation that would constitute unlawful financial assistance within the meaning of Section 143.2 or Section 150 of the Spanish Companies Act.]2

SECTION 3. Amendments, Etc. No amendment or waiver of any provision of the Guarantor’s Note Guarantee shall be effective unless such amendment or waiver is effected in accordance with Article 9 of the Indenture.

SECTION 4. Notices, Etc. Notices or communications to a Guarantor will be deemed given if given to the Issuer, pursuant to Section 11.02 of the Indenture.

(b) All payments made by the Guarantor to the Trustee under its Note Guarantee shall be made to the account of the Trustee at the Corporate Trust Office.

SECTION 5. Survival.  Without prejudice to the survival of any of the other agreements of the Guarantor under its Note Guarantee or of the Issuer under the Indenture, the agreements and obligations of the Guarantor contained in this Note Guarantee Agreement shall survive the payment in full of the Guarantor’s Obligations and all of the other amounts payable under this Note Guarantee, the termination of the Guarantor’s Note Guarantee and/or the resignation or removal of the Trustee.

SECTION 6. No Waiver; Remedies.  No failure on the part of the Trustee or any Holder to exercise, and no delay in exercising, any right with respect to the Note Guarantee of the Guarantor shall operate as a waiver thereof; nor shall any single or partial exercise of any right with respect to the Note Guarantee of the Guarantor preclude any other or further exercise thereof or the

[2]	Only applicable for Guarantors incorporated or organized under the laws of Spain.

exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7. Continuing Agreement; Assignment of Rights Under the Indenture and the Notes.  The Note Guarantee of the Guarantor is a continuing Guarantee and shall (a) be binding upon the Guarantor, its successors and assigns and (b) inure to the benefit of and be enforceable by the Trustee, on behalf of itself and the Noteholders, or the Noteholders and their respective successors, transferees and assigns.  Without limiting the generality of clause (b) of the immediately preceding sentence, any Noteholder may assign or otherwise transfer its rights and obligations under the Indenture (including, without limitation, the Note held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Noteholder with respect to the Guarantor’s Note Guarantee or otherwise, in each case as and to the extent provided in the Indenture.  The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Noteholders.

SECTION 8. Governing Law; Jurisdiction; Waiver of Immunity, Etc.

(a)	This Note Guarantee Agreement and the Guarantor’s Note Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.
(b)	The Guarantor:

(i) agrees that any suit, action or proceeding against it arising out of or relating to this Note Guarantee Agreement and the Guarantor’s Note Guarantee may be instituted in any U.S. federal or New York state court sitting in the Borough of Manhattan, New York City, New York,

(ii)irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding,

(iii)waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum and any right to the jurisdiction of any other courts to which it may be entitled on account of place of residence or domicile, and

(iv)agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding and may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment.

(c)

The Guarantor has appointed Cogency Global Inc., with offices currently at 122 East 42nd Street, 18th Floor, New York, NY 10168, as its authorized agent (the “Authorized Agent”) upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon this Note Guarantee Agreement and the Guarantor’s Note Guarantee which may be instituted in any New York state or U.S. federal court in New York City, New York.  The Guarantor represents and warrants that the Authorized Agent has accepted such appointments and has agreed to act as said agent for service of process, and the Guarantor agrees to take any and all actions, including the filing of any and all documents, that may be necessary to continue each such appointment in full force and effect as aforesaid so long as the Notes remain outstanding.  The Guarantor agrees that the appointment of the Authorized Agent shall be irrevocable so long as any of the Notes remain outstanding or until the irrevocable appointment by the Guarantor of a successor agent in New York City, New York as its authorized agent for such purpose and the acceptance of such appointment by such successor.  Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Guarantor.

(d)

To the extent that the Guarantor or any of its properties, assets or revenues may have or hereafter become entitled to, or have attributed to the Guarantor, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from setoff or from counterclaim from the jurisdiction of any Bermudian, Spanish, Colombian, Argentina, New York State, U.S. federal court or other applicable jurisdiction, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any such court in which proceedings may at any time be commenced, with respect to the obligations and liabilities of the Guarantor, or any other matter under or arising out of or in connection with, the Notes or this Note Guarantee Agreement or the Guarantor’s Note Guarantee, the Guarantor irrevocably and unconditionally waives or shall waive such right, and agree not to plead or claim any such immunity and consent to such relief and enforcement.

(e)

THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, THIS NOTE GUARANTEE AGREEMENT, ITS NOTE GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9. Execution in Counterparts.  This Note Guarantee Agreement and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Note Guarantee Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Note Guarantee Agreement.

SECTION 10.Benefits Acknowledged.  The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that this Note Guarantee and waivers pursuant to this Note Guarantee Agreement are knowingly made in contemplation of such benefits.

SECTION 11. The Trustee.  In the performance of its obligations and/or the exercise of its rights with respect to this Note Guarantee Agreement and the Note Guarantee of the Guarantor, the Trustee shall be entitled to all the rights, benefits, protections, indemnities and immunities afforded to it under the Indenture.  [The Guarantor acknowledges the authorizations, directions and powers vested in it by the Holders pursuant to the Indenture and, in particular but without limitation, Section 10.10(e) of the Indenture.]3

[SECTION 12. Spanish provisions relating to this Note Guarantee Agreement.  (a) Spanish Public Documents: (1) This Note Guarantee Agreement and any other document related to it and the Notes (as well as any supplemental agreements or amendments hereto or thereto and any accession deeds or joinder agreements) shall be formalized as a Spanish Public Document, so that it may have the status of a notarial document for all purposes contemplated in Article 517, numbers 4º or 5º (as applicable) of the Spanish Civil Procedural Law. Any costs and expenses relating to such formalization shall be paid and satisfied by the Guarantor.

(2) The Guarantor also undertakes to grant any public or private document reasonably required by the Trustee or any Holder for the purposes of or in relation to such Spanish Public Document.

(3) The costs of issuance of first copies (with and without enforcement title) of such Spanish Public Document shall be borne by the Guarantor, and the cost regarding the issuance of additional copies will be borne by the party requesting such additional copies.

(b) Enforcement Proceedings: (1) Upon enforcement, the sum payable by the Guarantor shall be the total aggregate amount of the balance of the amounts due and owing with respect to the Indenture and the Notes in accordance with the Guarantor’s Note Guarantee and the Indenture.  For the purposes of Articles 571 et seq. of the Spanish Civil Procedural Law, the Guarantor expressly agrees that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of such law.

(2) For the purpose of the provisions of Art. 571 et seq. of the Spanish Civil Procedural Law, it is expressly agreed by the Guarantor that the determination of the debt to be claimed through the executive proceedings shall be effected by means of the appropriate certificate of the Trustee or any Holder evidencing the balance the amounts due and owing with respect to the Indenture and the Notes.  By virtue of the foregoing, to exercise executive action by the Trustee, any Holder or any of their respective agents it will be sufficient to present (i) an original notarial first or authentic copy of this Note Guarantee Agreement (or supplemental document to the same), (ii) a notarial certificate, if necessary, for the purposes described in paragraph (b)(3) below, (iii) the notarial document (acta notarial) which incorporates the certificate referred to above setting forth the amount due by the Guarantor including an excerpt of the credits and debits, including the interest applied, evidencing that the determination of the amounts due and payable by the Guarantor have been calculated as agreed in this Note Guarantee Agreement and the Indenture and that such amounts coincide with the balance of the amounts due and owing with respect to the Indenture and the Notes, and (iv) a notarial document (acta notarial) evidencing that the Guarantor has been served notice of the amount that is due and payable.

[3]	Only applicable for Guarantors incorporated or organized under the laws of Spain.

(3) The amount of the balances so established shall be notified to the Guarantor in an attestable manner at least three (3) Business Days in advance of exercising the executive action set out in paragraph (b)(2) above.

(4) The Guarantor hereby expressly authorizes the Trustee, each Holder and each of their respective agents to request and obtain certificates and documents issued by the notary who has formalized this Note Guarantee Agreement (or any supplemental document or amendment thereto) in order to evidence its compliance with the entries of his registry-book and the relevant entry date for the purpose of numbers 4º or 5º (as applicable) of Article 517 of the Spanish Civil Procedural Law. The cost of such certificate and documents will be for the account of the Guarantor in the manner provided under this Note Guarantee Agreement.

(5) For the purposes of article 540.2 of the Spanish Civil Procedural Law, the Guarantor acknowledges and accepts that, provided that the relevant assignment, transfer or change of Holders has been made in accordance with the terms of this Note Guarantee Agreement and the Indenture, any assignment, transfer or change of Holders shall be duly and sufficiently evidenced to any Spanish court by means of a certificate issued by the Trustee confirming the identity of the registered Holder(s) of each of the Notes, and therefore, those who are certified as Holders by the Trustee shall be able to initiate enforcement in Spain through procedimiento ejecutivo without further evidence being required.] 4

[Signature page follows]

[4]	Only applicable for Guarantors incorporated or organized under the laws of Spain.

IN WITNESS WHEREOF, the Guarantor has caused this Note Guarantee Agreement to be duly executed as of the date first written above.

[●] as Guarantor

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT D

RESTRICTED LEGEND

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.  THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.  THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AND AT THE SOLE DISCRETION OF THE ISSUER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR

D-1

LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (B) THE ACQUISITION AND HOLDING OF THIS NOTE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

THE FOREGOING LEGEND MAY BE REMOVED FROM THIS NOTE ON SATISFACTION OF THE CONDITIONS SPECIFIED IN THE INDENTURE REFERRED TO HEREIN.

D-2

EXHIBIT E

DTC LEGEND

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.  OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO.  OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.

E-1

EXHIBIT F

REGULATION S LEGEND

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.  THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.  THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AND AT THE SOLE DISCRETION OF THE ISSUER AFTER THE RESALE RESTRICTION TERMINATION DATE.  IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED

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(“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (B) THE ACQUISITION AND HOLDING OF THIS NOTE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

THE FOREGOING LEGEND MAY BE REMOVED FROM THIS NOTE ON SATISFACTION OF THE CONDITIONS SPECIFIED IN THE INDENTURE REFERRED TO HEREIN.

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EXHIBIT G

Regulation S Certificate

____________, ______

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, New York 10286

Attention: Global Corporate Trust Administration - GeoPark

Re:	GEOPARK LIMITED
8.750% Senior Notes due 2030 (the “Notes”) Issued under the Indenture (the “Indenture”) dated as of January 31, 2025, relating to the Notes

Ladies and Gentlemen:

Terms are used in this Certificate as used in Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), except as otherwise stated herein.

[CHECK A OR B AS APPLICABLE.]

☐A.This Certificate relates to our proposed transfer of US$____ principal amount of Notes issued under the Indenture.  We hereby certify as follows:

1.

The offer and sale of the Notes was not and will not be made to a person in the United States (unless such person is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(vi) or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(i) under the circumstances described in Rule 902(h)(3)) and such offer and sale was not and will not be specifically targeted at an identifiable group of U.S. citizens abroad.

2.

Unless the circumstances described in the parenthetical in paragraph 1 above are applicable, either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.

3.	Neither we, any of our affiliates, nor any person acting on our or their behalf has made any directed selling efforts in the United States with respect to the Notes.

4.	The proposed transfer of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.
5.

If we are a dealer or a person receiving a selling concession, fee or other remuneration in respect of the Notes, or we are an officer or director of the Issuer or an Initial Purchaser (as defined in the Indenture), we certify that the proposed transfer is being made in accordance with the provisions of Rule 904(b) of Regulation S.

☐B.This Certificate relates to our proposed exchange of US$____ principal amount of Notes issued under the Indenture for an equal principal amount of Notes to be held by us.  We hereby certify as follows:

1.

At the time the offer and sale of the Notes was made to us, either (i) we were not in the United States or (ii) we were excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(vi) or the account held by us for which we were acting was excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(i) under the circumstances described in Rule 902(h)(3); and we were not a member of an identifiable group of U.S. citizens abroad.

2.

Unless the circumstances described in paragraph 1(ii) above are applicable, either (a) at the time our buy order was originated, we were outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and we did not pre-arrange the transaction in the United States.

3.	The proposed exchange of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.

You and the Issuer are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

[NAME OF SELLER (FOR TRANSFERS) OR OWNER (FOR EXCHANGES)]

By:
Name:
Title:
Address:

Date:

EXHIBIT H

Rule 144A Certificate

____________, ______

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, New York 10286

Attention: Global Corporate Trust Administration - GeoPark

Re:	GEOPARK LIMITED
8.750% Senior Notes due 2030 (the “Notes”) Issued under the Indenture (the “Indenture”) dated as of January 31, 2025, relating to the Notes

Ladies and Gentlemen:

TO BE COMPLETED BY PURCHASER IF (1) ABOVE IS CHECKED.

This Certificate relates to:

[CHECK A OR B AS APPLICABLE.]

☐A.Our proposed purchase of US$____ principal amount of Notes issued under the Indenture.

☐B.Our proposed exchange of US$____ principal amount of Notes issued under the Indenture for an equal principal amount of Notes to be held by us.

We and, if applicable, each account for which we are acting in the aggregate owned and invested more than $100,000,000 in securities of the issuers that are not affiliated with us (or such accounts, if applicable), as of ___________, 20__, which is a date on or since close of our most recent fiscal year.  We and, if applicable, each account for which we are acting, are a qualified institutional buyer within the meaning of Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”).  If we are acting on behalf of an account, we exercise sole investment discretion with respect to such account.  We are aware that the transfer of Notes to us, or such exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.  Prior to the date of this Certificate we have received such information regarding the Issuer as we have requested pursuant to Rule 144A(d)(4) or have determined not to request such information.

You and the Issuer are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

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[NAME OF PURCHASER (FOR TRANSFERS) OR OWNER (FOR EXCHANGES)]

By:
Name:
Title:
Address:

Date:

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Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

By:

Date:

Taxpayer ID number: